UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Kirby Corporation
(Name of Registrant as Specified in its Charter)

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Kirby Corporation

NOTICE OF 2023 ANNUAL MEETING
& PROXY STATEMENT

PURPOSE

To be the most trusted marine transportation and equipment distribution and services partner, reliably meeting our customer's needs in a safe, environmentally responsible, socially sensitive, and profitable way.

VISION

Recognized as an essential and preeminent company by our customers; leveraging core competencies and innovation in each of our businesses to generate superior value for all our stakeholders.

OUR GUIDING PRINCIPLE IS NO HARM

to people, the environment, or equipment. Safety is at the core of everything we do and always informs our decision-making.

OUR PEOPLE MAKE THE DIFFERENCE.

We invest in the tools and resources to empower our employees and we promote a workplace that values mutual respect, knowledge sharing, and teamwork.

The Kirby Way
SAFETY
PEOPLE
EXCELLENCE
COMMUNITY
INTEGRITY

DO THE RIGHT THING by having the highest ethical standards while always being transparent and accountable for your actions.

CREATING VALUE

for our customers and stockholders by providing the highest-quality service and products.

SHARING OUR SUCCESS

with each other and the communities where we live and work by protecting the environment and encouraging volunteerism.

KIRBY | 2023 PROXY STATEMENT	PROXY SUMMARY	1

2	Letter to Stockholders

3	Notice of Annual Meeting of Stockholders

4	Proxy Materials

5	Proxy Summary

5	Board Composition & Experience
6	Financial Summary
7	Corporate Governance
8	Governance Highlights
9	Compensation Highlights
11	Corporate Sustainability
12	Stakeholder Engagement

13	Voting Item 1: Election of Directors

14	Nominees for Election (Proposal 1)
18	Directors Continuing in Office

25	Board of Directors

25	Director Independence
25	Risk Oversight
25	Board Leadership Structure
26	Board Committees
26	Audit Committee
27	Compensation Committee
27	ESG and Nominating Committee
28	Attendance at Meetings
28	Director Compensation

31	Transactions with Related Persons

32	Voting Item 2: Audit Committee Matters

32	Ratification of Selection of KPMG LLP (Proposal 2)
32	Fees Paid to KPMG LLP

33	Audit Committee Report

34	Voting Item 3: Executive Compensation

34	Advisory Vote on Executive Compensation (Proposal 3)
34	Compensation Discussion and Analysis
34	Executive Summary
39	Elements of Compensation
44	Other Compensation Matters

46	Compensation Committee Report

47	Compensation Tables

47	Summary Compensation Table
48	Grants of Plan Based Awards
49	Outstanding Equity Awards
50	Option Exercises and Restricted Stock Units Vested
50	Nonqualified Deferred Compensation
51	Equity Compensation Plan Information
51	Potential Payments upon Termination or Change in Control

53	Beneficial Ownership of Common Stock

53	Beneficial Ownership of Directors and Executive Officers
54	Principal Stockholders

55	CEO Pay Ratio

55	Pay vs Performance

59	Other Business

60	Stockholder Proposals for 2024 Annual Meeting

60	Solicitation of Proxies

60	Voting

Appendix

A-1	Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items
B-1	Appendix B: Reconciliation of GAAP Net Earnings (Loss) Attributable to Kirby to Non-GAAP EBITDA and Adjusted EBITDA

2	KIRBY | 2023 PROXY STATEMENT

March 10, 2023

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s (“Kirby” or the “Company”) 2023 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2023 Annual Meeting and our Proxy Statement.

Kirby saw positive momentum and improved market fundamentals across both business segments despite a challenging start to 2022 due to lingering effects of the COVID-19 pandemic and its variants. In addition to this, record low water and macro-level headwinds, including labor constraints and inflationary pressures, created further headwinds. Nonetheless, we stayed focused on the things we could control, and as the year progressed, our markets and financial performance improved. Our core values of “No Harm to People, No Harm to Equipment, and No Harm to the Environment” continued to guide our Company and our hard-working and dedicated team executed toward these goals. We exited the year in a stronger position than we began and look forward to continuing to improve on our financial results.

In the marine transportation segment, the year began significantly challenged by the COVID-19 Omicron variant, resulting in crewing challenges, lost revenue, and increased operating costs. Despite this tough start to the year, we began to see market conditions in inland marine improve in the second quarter with refinery and petrochemical utilization ramping up and increased volumes from new petrochemical plants that led to increased barge utilization. With this higher business activity and tighter market conditions, spot and term contract pricing steadily increased. In our coastal business, we also saw positive growth with improved customer demand leading to increased barge utilization and rates.

In distribution and services, we saw a year of meaningful improvement with favorable oilfield fundamentals and strong demand in commercial and industrial markets. Supply chain issues and long lead times persisted throughout the year, but demand for our products and services continued to steadily increase, with increasing new orders and a growing sizable backlog. We believe this momentum will carry on into 2023 and 2024 as the Company expects demand for new environmentally friendly pressure pumping and e-frac power generation equipment to remain strong.

During the year, Kirby announced the development of its inland marine hybrid electric towboat. Kirby will be one of the first, if not the first, inland marine transportation companies to own and operate a diesel-electric hybrid towboat in the United States which will move bulk liquid crude oil or refined petroleum products. This project furthers our commitment to our sustainability goals and values and will support our customers in meeting their carbon emissions reduction targets as well. In 2022, we realized that due to business activity levels in 2021, our emissions reduction target would be met sooner than expected. Thus, we went back to the drawing board to reassess our near and long-term goals. In the summer of 2022, with Board approval and executive management oversight, we decided to set a new target of a 40% emissions reduction by 2040. Sustainability has been a part of Kirby’s culture for many decades, and I’m proud that we continue to meet milestones and commit to new ones.

The Board and management team are confident in Kirby’s prospects for continued profitable growth and value creation, as underscored by our strong financial results and operating performance in 2022. As we move into 2023, I am encouraged by the positive prospects of the Company’s two business segments. As always, we remain cautiously optimistic as recessionary headwinds and monetary policy could create an uncertain economic environment. I want to thank our employees and stockholders for supporting Kirby this year. We ended 2022 on solid footing and are well positioned for what we believe will be a positive 2023.

Your vote is important to us, regardless of the number of shares you hold or whether you plan to attend the meeting. Once you have reviewed the proxy materials and have made your decisions, please vote your shares using one of the methods outlined in the Proxy Statement. Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI President and Chief Executive Officer

KIRBY | 2023 PROXY STATEMENT	3

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Dear Fellow Stockholders:
On behalf of the Board of Directors, we cordially invite you to attend the 2023 Annual Meeting of Stockholders of Kirby Corporation to be held at: 55 Waugh Drive, Suite 1100, Houston, Texas 77007 on Tuesday, April 25, 2023, at 10:00 a.m. (CDT) at Kirby’s principal executive offices.

Proposals to be voted on at the Kirby Corporation 2023 Annual Meeting of Stockholders are as follows:
1.	Election of four Class I directors;
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2023; and
3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2023. Please remember that your shares cannot be voted unless you sign and return a paper proxy card, vote during the Annual Meeting, or vote your shares via the phone or internet. All participants who attend the Annual Meeting will be allowed to ask questions to management during the meeting.

Important Notice Regarding the Availability of Proxy Materials for Our 2023 Annual Meeting of Stockholders

We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including this Proxy Statement, a proxy card or voting instruction form, and our Annual Report on Form 10-K (collectively, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. The Notice is first being sent to stockholders and the Proxy Materials are first being made available to stockholders at www.proxydocs.com/KEX on or about March 14, 2023.

Your Vote Is Important

Your vote is important. Whether you intend to attend the meeting or not, please ensure that your shares will be represented by completing, signing, and returning your proxy card, or by voting via the phone or internet.

At the Meeting	Telephone 866-430-8285	Internet www.proxypush.com/KEX	Mail Fill out your proxy card and submit by mail.

Sincerely,

AMY D. HUSTED

Vice President, General Counsel and Secretary

4	KIRBY | 2023 PROXY STATEMENT

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to:

1.	Elect four Class I directors;

2.	Ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2023; and

3.	Cast an advisory vote on executive compensation.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held on April 25, 2023, at 10:00 a.m. (CDT). Stockholders of record at the close of business on March 1, 2023, will be able to attend the 2023 Annual Meeting at Kirby’s executive offices located at 55 Waugh Drive, Suite 1100, Houston, Texas 77007.

The mailing address of Kirby’s principal executive offices is P.O. Box 1745, Houston, Texas 77251-1745 and the office number is 713-435-1000.

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.

Unless the context requires otherwise, the terms “Kirby,” “the Company,” “our,” “we,” “us,” and similar terms refer to Kirby Corporation, together with its consolidated subsidiaries.

KIRBY | 2023 PROXY STATEMENT	PROXY SUMMARY	5

BOARD COMPOSITION & EXPERIENCE

The following matrix displays the most significant skills and qualifications that each Director possesses. The ESG and Nominating Committee reviews the composition of the Board as a whole periodically to ensure that the Board maintains a balance of knowledge and experience and to assess the skills and characteristics that the Board may find valuable in the future and in the long-term interest of stockholders.

The Board seeks to achieve diversity and recognizes the importance of Board refreshment to ensure that it benefits from fresh ideas and perspectives. The following charts illustrate the Board’s continued commitment to diversity of backgrounds and Board refreshment.

6	PROXY SUMMARY	KIRBY | 2023 PROXY STATEMENT

2022 FINANCIAL SUMMARY

Consolidated revenues increased 24% in 2022 to $2.78 billion. The year-over-year improvement was driven by increased demand and improved pricing in the marine transportation business and higher activity levels in the distribution and services segments. Net earnings attributable to Kirby were $2.03 per share in 2022.

Marine transportation revenues increased 22% to $1.62 billion during 2022. The strong growth was primarily due to a 27% increase in inland marine revenues driven by higher barge utilization and increased term and spot contract pricing. Inland market conditions steadily improved throughout 2022 even though the first quarter was impacted by the COVID-19 Omicron variant, which caused crew challenges and reductions in customer volumes. In the second quarter, inland market conditions improved significantly with sequential increases in spot rates and strong year-over-year increases in term contract rates. Healthy market demand and a limited supply of available barges improved utilization to the low 90% range supporting further price increases in the third quarter. Market fundamentals continued to improve sequentially and year-over-year in the fourth quarter, but weather, including low water conditions in the Mississippi River and navigational delays were a headwind to fourth quarter earnings. Despite the increase in delay days and rising fuel costs, fourth quarter margins improved to the low teens and exited the year at the highest levels since 2020. The inland market is expected to remain strong in 2023, driven by steady growth in activity, minimal new barge construction, and continued gains in pricing.

In coastal marine, revenues increased 7% year-over-year as coastal market conditions modestly improved throughout the year. In the first quarter, the coastal business was also impacted by the COVID-19 Omicron variant, as well as reduced coal shipments. Coastal marine returned to profitability in the second quarter with low single digit margins due to a combination of cost savings actions and modest price increases. In the third quarter, market conditions improved further with improvements in utilization and pricing. The fourth quarter was marginally impacted by unfavorable weather conditions and planned maintenance. Overall, coastal barge utilization remained strong throughout the year and both spot and term contract pricing improved year-over-year.

In distribution and services, revenues increased 26% year-over-year and operating margins improved to 5.7%, led by improved oilfield activity and a robust economy. In oil and gas, increased rig counts and fracturing activity ultimately contributed to a 49% increase in revenues, including increased demand for new transmissions, engines, parts, and services in our distribution business. The manufacturing business also significantly benefited from new orders for Kirby’s extensive portfolio of environmentally friendly pressure pumping equipment and power generation solutions for electric fracturing, although global supply chain constraints did delay some equipment deliveries. In commercial and industrial, the strong US economy contributed to increased revenues and demand for Kirby’s marine repair, on-highway, and power generation products and services. Demand for Thermo King refrigeration equipment remained steady throughout the year. Further, our online parts marketplace, www.dieseldash.com, which launched last year, continues to see strong growth.

From a balance sheet perspective, Kirby generated $294 million in cash flow from operations in 2022 which was used to fund capital expenditures and significantly pay down debt. Capital expenditures were tightly managed but increased approximately 75% compared to 2021 due to higher levels of activity and deferred spending in 2020 and 2021. Throughout the year, the Company remained committed to reducing debt and repaid over $84 million of debt. At the end of 2022, Kirby’s total long-term debt had declined to $1.08 billion, with the debt-to-capitalization ratio improving to 26.2%. Kirby also returned capital to shareholders by buying back 386,000 shares in 2022 at an average price of $59.32.

KIRBY | 2023 PROXY STATEMENT	PROXY SUMMARY	7

CORPORATE GOVERNANCE

The Board represents the stockholders’ interest and is responsible for overseeing Company management, which includes monitoring the effectiveness of management practices and decisions, corporate performance, the integrity of the Company’s financial controls, and the effectiveness of its enterprise risk management programs. To that end, the Board has established governance practices including the guidelines and charters described below which are reviewed by the Board at least annually and changes are made as necessary.

Risk Oversight

The Board is responsible for the risk oversight function and has designated the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. A particular risk will be monitored and evaluated by the Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. See page 25 for further detail on risk oversight by the Board and its committees.

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers, and employees of the Company, including the Company’s chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Communication with Directors

Interested parties, including stockholders, may communicate with the full Board or any individual director, including the Chairmen of the Audit, Compensation, and Governance Committees, the lead independent director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745. The Company will refer the communication to the appropriate addressee(s). Complaints about internal controls and accounting or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents:

•	Audit Committee Charter

•	Compensation Committee Charter

•	ESG and Nominating Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

•	Clawback Policy

•	Insider Trading Policy

8	PROXY SUMMARY	KIRBY | 2023 PROXY STATEMENT

GOVERNANCE HIGHLIGHTS

Our Board is committed to the highest ethical standards, effective governance practices, diversity, and leveraging its expertise in the industries in which Kirby operates. The Board seeks to achieve a mix of directors that represent a diversity of background and experience, including with respect to gender and race. The Board’s focus on diversity prioritizes differences in viewpoint, professional experience, education, skill, and other qualities and attributes that contribute to the Board’s overall effectiveness. The Board acknowledges that the current policies of several of its key stakeholders require a minimum number of female board members. The Company takes such policies into consideration when considering director appointments.

Further to these efforts, in early 2023, the Board continued to enhance its structure through the election of Ms. Susan Dio and Mr. Rocky Dewbre as its newest members. Ms. Dio has more than 25 years of experience in international refining, petrochemicals, oil and gas and marine transportation. Mr. Dewbre has over 20 years of executive and board experience in public and private businesses in the energy, fuel distribution, and multi-unit sectors.

TOPIC	PRACTICE
Independence	• Nine out of eleven directors are independent • Board committees are composed entirely of independent directors

Lead Independent Director	• Richard J. Alario serves as the Lead Independent Director

Diversity	• Four out of eleven directors are female or racially/ethnically diverse

Executive Sessions	• Non-management directors meet regularly without management

Majority Voting	• Majority of votes cast is required for the election of directors

Director Evaluations	• Evaluations of the full board and each committee are conducted annually

Stock Ownership	• Stock ownership guidelines established for directors and executive officers

Single Voting Class	• Kirby has a single class of voting stock

Hedging and Pledging of Stock	• Hedging and pledging of Company stock by directors, officers, and employees is prohibited

Business Ethics Guidelines	• Ethics guidelines apply to all our directors, officers, and employees

Clawback Policy	• We have a clawback policy in place for executive officers

Insider Trading Policy	• Our insider trading policy applies to all our directors, officers, and employees, with a supplemental policy applicable to directors, executive officers and certain key employees
Board Oversight

• The ESG and Nominating Committee oversees climate-related risks and the Environmental, Social, and Governance program on a quarterly basis. Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance practices and processes. Discusses risk management in the context of general governance matters, including topics such as Board succession planning to ensure desired skills and attributes are represented.

• The Audit Committee oversees the risk management, employee hotline/ whistleblower, and cybersecurity programs and processes on a quarterly basis to evaluate the Company’s risk exposure and tolerance.

• The Compensation Committee assists the Board in fulfilling its oversight of risks that may arise with the Company’s compensation programs and practices. Reviews executive compensation which is designed to promote accountability to maximize stockholder value over the long term.

KIRBY | 2023 PROXY STATEMENT	PROXY SUMMARY	9

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stakeholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay-for-performance components. The pie charts on the following page depict how each element of compensation was weighted for our named executive officers in 2022.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support, generally coming in well above 90%. However, in 2018 and 2019, stockholder support declined and some investors voiced concerns over certain elements of the program, including the use of similar pay-for-performance metrics in both the short-term and long-term plans. These concerns were addressed in 2021 and 2022 with changes implemented to differentiate the metrics in these plans, including adding a safety, operations, and ESG component to the short-term plan. The below table outlines the changes:

Prior Metrics	2021 and 2022 Metrics
Short-Term Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Short-Term Earnings per share – 40% EBITDA – 40% Operating Performance/ESG – 20%
Long-Term Performance Awards Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Long-Term Performance Awards Return on total capital – 50% EBITDA – 50%

Starting in 2021, we also eliminated the issuance of stock options in the executive compensation plan, and our clawback policy became effective January 1, 2021. Listed below are some of the highlights of our compensation policies and practices:

Topic	Practice

Pay-for-Performance Focus	• Performance-based cash annual incentive compensation rewards current year financial and operational success
• Performance-based cash and equity long-term incentive awards incentivize future growth and profitability

Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation

Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers

• CEO stock ownership requirement of 5x salary

Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant

Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control

Clawback Policy	• We have a clawback policy in place for executive officers

Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups

Re-pricing Stock Options	• We do not buy out or exchange underwater options, or re-price stock options

Evergreen Equity Plans	• We do not have any automatic share replenishment or “evergreen” provisions in our equity compensation plans

10	PROXY SUMMARY	KIRBY | 2023 PROXY STATEMENT

PRESIDENT AND CEO	OTHER NEO
TOTAL COMPENSATION	TOTAL COMPENSATION

NOTE: Includes total direct compensation as referred to in the compensation discussion and analysis on page 34 and cash retention awards. “AIP Bonus” includes non-equity annual incentive plan compensation. “Long-Term Bonus” includes non-equity payments for the 2020-2022 performance period under the long-term incentive compensation program. “Cash Retention” includes the retention awards granted to Messrs. Grzebinski and O’Neil as discussed on page 36. Performance-based variable compensation is deemed “At Risk.” For additional information, reference the Summary Compensation Table on page 46.

KIRBY | 2023 PROXY STATEMENT	PROXY SUMMARY	11

CORPORATE SUSTAINABILITY

Kirby has a strong and long-standing commitment to environmental, social and governance (“ESG”) ideals which serve as the foundation to its culture and core values. Kirby’s core values are embedded in its “No Harm” objectives: “No Harm to People, No Harm to Equipment and No Harm to the Environment.” Treating our employees well, supporting the communities in which we operate and respecting the environment are not just good for business, but they are the right thing to do. Despite the challenges of disruptions caused by COVID-19 variants and abnormal operating conditions due to historic low water conditions on the Mississippi River, the Company continued focusing on its ESG initiatives.

In 2022, the Company continued to advance its ESG objectives. With executive management and Board level oversight, Kirby developed its first short term carbon emissions reduction goal in 2020. The 2020 emission reduction goal was met early principally due to the decline in business activity. In 2022, the Company raised the bar by aiming to have a 40% reduction of carbon emissions per barrel of capacity by 2040.

At the moment, the Company is developing many approaches to achieve this new objective. Testing out alternative fuels, finding operational efficiencies, and investing in new technologies are a few initiatives the Company is exploring to accomplish its targets. Kirby will be one of the first, if not the first, inland marine transportation companies to own and operate a diesel-electric hybrid towboat in the United States moving bulk liquid crude oil or refined petroleum products. This design was created in house with partnership between two of the Company’s wholly owned subsidiaries, Stewart & Stevenson and San Jac Marine, Kirby’s own shipyard. The Company anticipates that the vessel will be ready for service in 2023. It will operate in the Houston Ship Channel using shoreside recharging stations at the Company’s marine facilities. Kirby is proud of this project and is encouraged by the customer feedback and support. In addition, all of Kirby’s marine transportation facilities in Texas are powered by renewable energy. Thus, when the hybrid electric towboat is recharging, the source will be green energy and the anticipated emissions savings could be up to 80% when compared to comparable towboats with conventional engines.

To learn more about these programs and initiatives, please visit the Sustainability section of our website at www.kirbycorp.com.

12	PROXY SUMMARY	KIRBY | 2023 PROXY STATEMENT

STAKEHOLDER ENGAGEMENT

The Board and management believe ongoing engagement with our stockholders is vitally important and understand the importance of keeping stockholders informed about the business, understanding stockholders’ perspectives, and addressing stockholders’ areas of interest. Kirby’s executive and management teams understand that the Company must engage to make sure its value is fully recognized by its stakeholders. In addition, it is equally important that stakeholders know their concerns are understood and considered by management. Following disruptions due to the pandemic and the need for virtual meetings, the Kirby Investor Relations team was able to proactively engage with stockholders in person in 2022. The team met with over 75% of our 25 largest shareholders (by share ownership) at some point during the year. While some conferences were still attended virtually, our management team was able to get out on the road attending conferences and having non-deal roadshows in person. We take pride in our facilities and operations and as such, the Company conducted tours for investors at some of our primary business locations. We believe being able to showcase these offerings after a few years of virtual experiences was highly impactful. The Company held an investor reception in October in New York City following its earnings release and held a Company update which also had an ESG focus and facility tour in December. Both events were well attended and allowed investors to engage with our executive and management teams.

Stakeholder engagement extends beyond the investment community. At Kirby, the Company is committed to listening to all participants across our industries to best understand our customers and communities in which we operate. Involvement and interaction are not limited to meetings or tours of facilities. In several of Kirby’s departments, employees serve and lead committees or boards that impact the work we do.

Engaged with:	Engaged through:	Engagements include:	ESG Engagements:
✓ Institutional Investors ✓ Nongovernmental Organizations ✓ Proxy Advisory Firms ✓ ESG Rating Firms	✓ Individual and Group Investor Meetings ✓ Company Update and Facility Tour ✓ Quarterly Earnings Calls ✓ Investor Conferences ✓ Annual Stockholder Meeting ✓ Stockholder Webcasts ✓ Stakeholder Outreach	✓ CEO / CFO ✓ Lead Independent Director ✓ Senior Management ✓ Subject Matter Experts ✓ Other Employees	✓ 20+ meetings represent over 75% of top 25 largest shareholders ✓ ESG-focused governance calls

KIRBY | 2023 PROXY STATEMENT	13

VOTING ITEM 1:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of no fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. Prior to January 24, 2023, the size of the Board was set at nine directors. On January 24, 2023, the Board expanded the size of the Board from nine to ten directors and elected Ms. Dio to fill the vacancy to serve as a Class I director until the 2023 Annual Meeting. On February 3, 2023, the Board expanded the size of the Board from ten to eleven directors and elected Mr. Dewbre to fill the vacancy to serve as a Class II Director until the 2024 Annual Meeting. Four Class I directors are to be elected at the 2023 Annual Meeting to serve until the Annual Meeting of Stockholders in 2026.

Each nominee named below is currently serving as a director and, if elected, each has consented to serve for the new term. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — ESG and Nominating Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

14	KIRBY | 2023 PROXY STATEMENT

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class I directors, serving until the Annual Meeting of Stockholders in 2026

RICHARD J. ALARIO

Lead Independent Director

Chairman of the Board,

NOW, Inc.

Retired Chairman of the Board and CEO, Key Energy Services

Age: 68

Independent Director since 2011

Committees:

• ESG and Nominating, Chair

• Compensation

Experience

• Chairman of the Board (April 2021-present), Director (May 2014-present), Interim Chief Executive Officer (November 2019-June 2020); Interim Executive Vice Chairman (June 2020-October 2020), NOW, Inc.

• Chairman of the Board and Chief Executive Officer, Key Energy Services, Inc., a publicly traded oilfield service company (2004-2016)

• Vice President, BJ Services Company, an oilfield service company (2002-2004)

• Served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company

Education

• BA, Louisiana State University

Other Boards/Organizations

• NOW, Inc., Chairman of the Board, Chair of its Compensation Committee, and a member of the Environmental, Social, Governance, and Nominating Committee (2014-present)

• Key Energy Services, Inc., Chairman of the Board (2004-2016)

• National Ocean Industries Association, former Chairman

Qualifications

• Mr. Alario has over 35 years of experience in Oilfield Services, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base.

• His experience as an executive, including Chief Executive Officer, in oilfield service companies, has provided Mr. Alario with expertise in Risk Management, Cybersecurity, Environmental, Safety Policies and Programs and Finance.

KIRBY | 2023 PROXY STATEMENT	15

SUSAN W. DIO

Retired Chairman and President, BP America Age: 62 Independent Director since 2023 Committees: • None

Experience

• Chairman and President, BP America Inc. (2018-2020)

• Chief Executive Officer, BP Shipping (2015-2018)

• Head, Audit, Refining and Marketing, BP (2013-2015)

• Served for over 36 years at BP in global, technical, operational roles

Education

• BS, Chemical Engineering – University of Mississippi

Other Boards/Organizations

• Britannia Steam Ship Insurance Associations, Ltd. (2018-2020), Independent Director

• Oil Companies International Marine Forum (2018-2020), Director and Vice-Chair

• Tanker Owners Pollution Federation Limited, Director and Advisory Committee Member

• Methodist Hospital – The Woodlands, Director

• Irving Oil Board, Director (2021-present)

Qualifications

• Ms. Dio has over 35 years of experience in Shipping and Petrochemicals, serving as Chairman and President of one of the largest oil and gas companies in the world, BP America, and Chief Executive Officer of BP Shipping. That experience is valuable to the Board in its oversight of the Company’s marine transportation business and distribution and services business.

• Her experience as an executive, including Chief Executive Officer, has provided Ms. Dio with expertise in Risk Management, Operational Management, Marine Transportation, Safety Policies and Programs, Finance and Public Policy.

16	KIRBY | 2023 PROXY STATEMENT

DAVID W. GRZEBINSKI

President and CEO, Kirby Corporation Age: 61 Director since 2014 Committees: • None

Experience

• President and Chief Executive Officer (April 2014-present); President and Chief Operating Officer (January 2014-April 2014); Executive Vice President (2010-2014); Chief Financial Officer (2010-2014); Chairman of the Company’s principal offshore marine transportation subsidiary (2012-2013); joined in 2010, Kirby Corporation

• Served in various operational and financial positions, FMC Technologies Inc., a global provider of advanced technology systems and products for the energy industry

• Employed by The Dow Chemical Company in manufacturing, engineering, and financial roles

Education

• BS, Chemical Engineering, University of South Florida

• MBA, Tulane University

• Chartered Financial Analyst

Other Boards/Organizations

• The Coast Guard Foundation, Director

• American Bureau of Shipping, Director

Qualifications

• Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition, and strategic planning. His experience at Kirby provides expertise in critical areas including Marine Transportation, Petrochemicals and Refining, Oilfield Services and Hydrocarbon Transportation, as well as Risk Management and Environmental, Safety Policies and Programs.

• Through his service at FMC and Dow, he has gained expertise in Public Policy, Finance and Science, Engineering and Technology.

KIRBY | 2023 PROXY STATEMENT	17

RICHARD R. STEWART

Retired President and CEO, GE Aero Energy Age: 73 Independent Director since 2008 Committees: • Audit, Chair

Experience

• President and Chief Executive Officer, GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, (1998-2006)

• Served in various positions, Stewart & Stevenson, including Group President and member of the Board of Directors (1972-1998)

Education

• BBA in Finance, University of Texas

Other Boards/Organizations

• Eagle Materials Inc., member of its Audit Committee and former Chairman (2006-present)

• Exterran Corporation (2015-2018)

Qualifications

• During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the engine and power products business and expertise in Oilfield Services is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

• Mr. Stewart’s extensive career has also provided him with expertise in Risk Management, Environmental, Safety Policies and Programs and Finance.

18	KIRBY | 2023 PROXY STATEMENT

Directors Continuing in Office

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2024

TANYA S. BEDER

Chairman and CEO, SBCC Group ‘Strategy Building and Crisis Control’ Age: 67 Independent Director since 2019 Committees: • Audit • ESG and Nominating

Experience

• Founder, Chairman, Chief Executive Officer and Head of the global strategy, risk, fintech and asset management practices, SBCC Group ‘Strategy Building and Crisis Control’ (present)

• Held senior roles including Chief Executive Officer, Tribeca Global Management, a subsidiary of Citigroup, Managing Director, and Head of Strategic Quantitative Investment Division, Caxton Associates; and President and Co-Founder, Capital Market Risk Advisors

• Held various positions with The First Boston Corporation (now Credit Suisse) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London

• Ms. Beder is a Fellow in Practice at the Yale University International Center for Finance, and was previously a lecturer of public policy at Stanford University

• Holds a CERT certification in Cybersecurity Oversight from the National Association of Corporate Directors

Education

• BA in Mathematics and Philosophy, Yale University

• MBA, Harvard Business School

Other Boards/Organizations

• Nabors Industries, Chair of the Compensation Committee, a qualified financial expert on the Audit Committee, and a member of the Technology & Safety Committee (2017-present)

• American Century Investments, Chair of the Board and the Risk Management Oversight Committee, is a qualified financial expert on the Audit & Compliance Committee and is a member of the Portfolio Committee (2011-present)

• Mathematical Finance Advisory Board at New York University, Member (former)

• Columbia University Financial Engineering Program, Advisory Board (former)

• Institute for Pure and Applied Mathematics at UCLA, Trustee (former)

Qualifications

• Ms. Beder brings to the Board extensive asset management experience providing expertise in Finance, vast knowledge of operational and Risk Management, and experience serving as a director for both public and private companies. Ms. Beder’s audit and risk oversight committee experience adds valuable perspective to the collective experience of the independent directors including in the areas of Cybersecurity, Oilfield Services, and Environmental, Safety Policies and Programs.

• She has Academia experience through her time as a Fellow In Practice at Yale and lecturer in Public Policy at Stanford, and her service on various university advisory boards. She also provides Science, Engineering and Technology expertise.

KIRBY | 2023 PROXY STATEMENT	19

BARRY E. DAVIS

Retired Chairman and CEO, EnLink Midstream Age: 61 Independent Director since 2015 Committees: • Compensation, Chair • Audit

Experience

• Chairman and Chief Executive Officer (2019-2022); Executive Chairman (2018-2019); President, Chief Executive Officer and Director (2014-2018), EnLink Midstream, LLC

• President and Chief Executive Officer, Crosstex Energy (1996-2014 when EnLink Midstream was formed through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy)

• Held management roles with other companies in the energy industry beginning in 1984

Education

• BBA in Finance, Texas Christian University

Other Boards/Organizations

• EnLink Midstream, Chairman (2014-2022)

• Crosstex Energy (2002-2014)

• Natural Gas and Electric Power Society, former President

• Dallas Wildcat Committee

• Texas Christian University, Board of Trustees

Qualifications

• Mr. Davis has extensive knowledge and experience in Hydrocarbon Transportation, which is the primary business of EnLink Midstream and its predecessors. EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate, and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals, and an extensive fleet of trucks.

• His more than 35 years’ experience including as a senior executive at energy industry companies has provided him with Petrochemicals and Refining and Oilfield Services expertise, as well as Risk Management, Environmental, Safety Policies and Programs and Finance.

20	KIRBY | 2023 PROXY STATEMENT

ROCKY B. DEWBRE

President and COO, Mansfield Service Partners Age: 57 Independent Director since 2023 Committees: • None

Experience

• President and COO, Mansfield Service Partners (2020-Present)

• Chief Executive Officer, Empire Petroleum Partners, LLC (2017-2019)

• Executive Vice President, Sunoco LP, (2014-2015)

• Chief Executive Officer, Susser Petroleum Partners (2013-2014)

• Chief Operating Officer, Susser Petroleum Partners (1999-2013)

• Served for over 35 years in various capacities, most recently President & COO, Mansfield Service Partners, a lubricant and fuels distributor

Education

• BBA, Accounting and Management Information Systems, Texas Tech University

• MBA, University of Texas

Other Boards/Organizations

• Core-Mark Holding Company, Inc. (2019-2021), Director

• CST Brands, Inc. (2016-2017), Director

• National Association of Corporate Directors (NACD) 2016 – Pres.

• National Association of Publicly Traded Partnerships (NAPTP) 2012 – 2015

• Society of Independent Gasoline Marketers (SIGMA), Director (2010 – 2013)

Qualifications

• Mr. Dewbre has over 30 years of executive and board experience in public and private businesses in the energy, distribution, and multi-unit retail sectors. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base.

• His experience as an executive, including Chief Executive Officer, in motor fuels and lubricants distributor companies, has provided Mr. Dewbre with expertise in Risk Management, Cybersecurity, Environmental, Safety Policies and Programs and Finance.

• Mr. Dewbre was appointed to the Board pursuant to a Cooperation Agreement entered into by and among the Company and JCP Investment Management, LLC and certain of its affiliates and associates.

KIRBY | 2023 PROXY STATEMENT	21

JOSEPH H. PYNE

Chairman of the Board Age: 75 Director since 1988 Committees: • None

Experience

• Chairman of the Board (2018-present); Executive Chairman of the Board (2014-2018); Chairman of the Board, President, and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company (2010-2014); President and Chief Executive Officer (1995-2010); President of the Company’s principal marine transportation subsidiary (1984-1999); Joined Kirby Corporation in 1978

• He served at Northrop Services, Inc. and served as an Officer in the Navy

Education

• BA, University of North Carolina

Other Boards/Organizations

• DHT Holdings, Inc., Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee (2015-present)

• Genesee & Wyoming Inc., former director and member of the Compensation Committee

Qualifications

• Prior to his retirement, Mr. Pyne had been an employee of the Company for 40 years. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition, and strategic planning, providing expertise in Marine Transportation, Hydrocarbon Transportation, Risk Management and Finance.

• He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and distribution and services businesses developing skills related to Environmental, Safety Policies and Programs and Public Policy.

22	KIRBY | 2023 PROXY STATEMENT

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2025

ANNE-MARIE N. AINSWORTH

Retired President and CEO, Oiltanking Partners and Oiltanking Holding Americas Age: 66 Independent Director since 2015 Committees: • Audit • ESG and Nominating

Experience

• President and Chief Executive Officer, Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. (2012-2014)

• Senior Vice President of Refining, Sunoco, Inc. (2009-2012)

• General Manager of Norco, LA refinery, Motiva Enterprises, LLC (2006-2009)

• Director of Process Safety Management (2003-2006), Shell USA, Inc.; Vice President of Technical Assurance (2000-2003), Shell Deer Park Refining Company

• Adjunct Professor, Rice University (2000-2009)

Education

• BS in Chemical Engineering, University of Toledo

• MBA, Rice University

• Graduate, Institute of Corporate Directors Education Program (Rotman School of Management, University of Calgary)

• Holds the ICD.D designation

Other Boards/Organizations

• Pembina Pipeline Corporation, member of its Safety, Environment & Operational Excellence Committee and its HRH & Compensation Committee (2014 – present)

• HF Sinclair, Chair of the Environmental, Health, Safety, and Public Policy Committee and a member of its Finance Committee (2017 – present)

• Archrock, Inc., Chair of its Nominating and Corporate Governance Committee and a member of its Audit Committee (2015 – present)

Qualifications

• Ms. Ainsworth provides expertise in Petrochemicals and Refining and Hydrocarbon Transportation gained over her 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products. These products constitute a significant percentage of the cargoes carried by the Company’s marine transportation business.

• Her industry experience also gained her expertise in Risk Management, Cybersecurity, Environmental, Safety Policies and Programs, Public Policy, Finance and Science, and Engineering and Technology. Ms. Ainsworth also has Academia experience gained through her years as an Adjunct Professor.

KIRBY | 2023 PROXY STATEMENT	23

WILLIAM M. WATERMAN

Retired President and CEO, Penn Maritime Age: 69 Independent Director since 2012 Committees: • Compensation • ESG and Nominating

Experience

• President and Chief Executive Officer, Penn Maritime Inc., a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt, and crude oil along the East Coast and Gulf Coast of the United States (1983 – 2012 when Penn was acquired by the Company)

Education

• BA in Economics, Union College in Schenectady, New York

Other Boards/Organizations

• The American Waterways Operators, the national trade association for the United States barge industry, former director and past Chairman

Qualifications

• Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers have provided him expertise in Marine Transportation and Hydrocarbon Transportation which are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services, and petrochemical industry experience of other Company directors

• Further, his time at Penn has provided him with expertise in Environmental, Safety Policies and Programs, Public Policy and Finance.

24	KIRBY | 2023 PROXY STATEMENT

SHAWN D. WILLIAMS

Executive Chairman, Covia Holdings Age: 59 Independent Director since 2021 Committees: • ESG and Nominating

Experience

• Executive Chairman of the Board (January 2022-present); Chief Executive Officer (June 2021-Dec. 2021), Chairman of the Board (Dec. 2020-Dec. 2021), Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets

• Chief Executive Officer, Nexeo Plastics Holdings, Inc., a global plastics distributor, (2019-2020)

• Executive Vice President-Plastics (2017-2019); SVP-Plastics (2012-2017), Nexeo Solutions, Inc.

• President, Momentive Global Sealants, a global specialty sealants business, President, Momentive Performance Materials, a silicone specialty materials business (2007-2012)

• Spent 22 years working in leadership roles leading a variety of industrial and material businesses globally, General Electric Company

Education

• BS in Engineering, Purdue University

• MBA, University of California, Berkeley

• Holds a CERT certification in Cybersecurity Oversight from the National Association of Corporate Directors

Other Boards/Organizations

• Covia Holdings LLC, Chairman and member of the Audit and Compensation Committees (2020-present)

• TETRA Technologies, Inc., member of its Audit Committee and Human Capital Management and Compensation Committee (2021-present)

• Marathon Oil Corporation, member of its Audit and Finance Committee and Corporate Governance and Nominating Committee (February 2023-present)

Qualifications

• Mr. Williams has over 30 years of experience in executive and managerial positions in the United States and global industrial markets. Mr. Williams’ extensive experience in various industrial markets, and his expertise in Petrochemicals and Refining, Oilfield Services and Environmental, Safety Policies and Programs is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

• His extensive career, including as Chief Executive Officer, has provided him with experience in Risk Management, Cybersecurity, Finance and Science, Engineering and Technology.

KIRBY | 2023 PROXY STATEMENT	25

THE BOARD OF DIRECTORS

The Company’s business is managed under the oversight and direction of the Board, which is responsible for strategic oversight, broad corporate policy, and monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and by visiting Company facilities. The Board’s development includes onsite meetings at key operating facilities which include interaction with employees at those locations.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE listing standards:

Anne-Marie N. Ainsworth	Barry E. Davis	Richard R. Stewart

Richard J. Alario	Susan W. Dio	William M. Waterman

Tanya S. Beder	Rocky B. Dewbre	Shawn D. Williams

While Mr. Pyne is not disqualified under the NYSE’s objective director independence tests, the Board has determined that he is not independent considering all relevant facts and circumstances of his relationship with the Company.

Our Chief Executive Officer, Mr. Grzebinski, has certified to the NYSE that the Company is in compliance with NYSE corporate governance listing standards.

Risk Oversight

The Board is responsible for the risk oversight function and has designated the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. The Board seeks to align risk oversight with its disclosure controls and procedures, and a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. On a quarterly basis, management prepares and reviews with the Audit Committee and the Board the risks outlined in the Company’s most recent Annual Report on Form 10-K, any new risks identified in the Company’s most recent Quarterly Report on Form 10-Q, and annually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. The ESG and Nominating Committee oversees the Company’s ESG programs, including climate change risk, as well as the Corporate Sustainability report, TCFD, and SASB disclosures. The Board and its committees also review potential emerging risks as they seek to anticipate future threats and trends that may impact the Company. Management and, where appropriate, internal and external experts provide reports on risks in their respective areas of responsibility or expertise. Frequency of updates and discussion of risks varies depending on the immediacy or severity of the risk, with more immediate or severe risks being updated and reviewed more frequently.

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an Executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an Executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team. When Mr. Pyne

26	KIRBY | 2023 PROXY STATEMENT

retired as Executive Chairman of the Board in April 2018, the Board considered it important to the Company for Mr. Pyne to continue as Chairman of the Board in a non-executive capacity to continue to take advantage of his knowledge of the Company and its businesses as well as his leadership experience and he continues to serve in such capacity.

The Board has chosen Mr. Alario to be the Lead Independent Director to preside at the regular executive sessions of the non-management directors that are held at least quarterly. An executive session with only independent directors is held at least once per year. Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee. All of the members of each committee are independent, as that term is defined in applicable SEC and NYSE rules. The member composition and a brief description of the principal functions of each committee is briefly described below.

Board Member	Member Type	Audit Committee	Compensation Committee	ESG and Nominating Committee

Anne-Marie N. Ainsworth	Independent	M		M

Richard J. Alario	Lead Independent		M	C

Tanya S. Beder	Independent	M		M

Barry E. Davis	Independent	M	C

Rocky B. Dewbre(1)	Independent

Susan W. Dio(1)	Independent

Richard R. Stewart	Independent	C

William M. Waterman	Independent		M	M

Shawn D. Williams	Independent			M

(1)	Mr. Dewbre and Ms. Dio have not yet been assigned to a committee

C – Committee Chairperson

M – Committee Member

Audit Committee

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/ Governance Documents.

PRINCIPAL FUNCTIONS
Monitor the Company’s financial reporting, accounting procedures, and systems of internal controls
Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Review with management the Company’s policies with respect to risk assessment and risk management, including review of cybersecurity processes, procedures, and safeguards

KIRBY | 2023 PROXY STATEMENT	27

Compensation Committee

All of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. The Committee oversees compensation for Kirby’s senior executives (including salary, bonus, and performance share awards), as well as succession planning for key executive positions. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Determine the compensation of executive officers of the Company
Reviews and approves the corporate goals and objectives
Administer the Company’s annual incentive bonus program

Administer the Company’s stock option, restricted stock, restricted stock units (“RSUs”), and long-term incentive plans and grant stock options, restricted stock, RSUs, and cash performance awards under such plans

Reviews and approves the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the proxy statement

ESG and Nominating Committee

The ESG and Nominating Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Reviews corporate governance policies annually
Recommend candidates for election to the Board
Review all related person transactions
Oversee the operation and effectiveness of the Board

Lead the annual review of the Board and management performance, including the CEO

Oversees and monitors the Company’s climate-related risks and review and assess the Company’s environmental and sustainability policies and strategies and oversees publication of the Company’s sustainability report

The ESG and Nominating Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the ESG and Nominating Committee, Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the ESG and Nominating Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business, and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/ Governance Documents.

In addition to the above criteria, the Corporate Governance Guidelines and ESG and Nominating Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender, race, and ethnic background in selecting nominees for director. The Company and ESG and Nominating Committee are committed to having a Board that reflects diverse perspectives and actively seeks out highly qualified candidates that include women and individuals from minority groups when board nominees are chosen. The ESG and Nominating Committee took these provisions into account in electing new members to the Board in 2019, 2021 and 2023.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the ESG and Nominating Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The ESG and Nominating Committee will continue to consider candidates from any of those sources when future vacancies occur. The ESG and Nominating Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

28	KIRBY | 2023 PROXY STATEMENT

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2022, the Board met nine times, the Audit Committee met eight times, the Compensation Committee met five times and the ESG and Nominating Committee met five times. Each director then serving attended more than 90% of the aggregate number of the meetings of the Board and of all the committees on which he or she served. All directors then serving attended the 2022 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $75,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000, and the Chairman of the ESG and Nominating Committee receives an additional annual fee of $10,000. The lead independent director or presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, lead independent or presiding director, and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Each nonemployee director will receive a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Each member of a committee of the board will receive a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the ESG and Nominating Committee.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of up to an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive stock options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all stock options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Stock options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The stock options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of December 31, 2022, all directors were in compliance with the stock ownership guidelines. The ESG and Nominating Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

KIRBY | 2023 PROXY STATEMENT	29

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2022:

Director Compensation for 2022

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Anne-Marie N. Ainsworth	$99,000	$200,975	$—	$299,975

Richard J. Alario	129,000	266,895	—	395,895

Tanya S. Beder	99,000	200,975	—	299,975

Barry E. Davis	39,000	291,101	—	330,101

C Sean Day(3)	22,500	—	—	22,500

Joseph H. Pyne(4)	234,000	200,975	—	434,975

Richard R. Stewart	111,500	200,975	—	312,475

William M. Waterman	24,000	291,101	—	315,101

Shawn D. Williams	86,625	200,975	—	287,600

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022.

(2)

Mss. Ainsworth and Beder and Messrs. Alario, Davis, Pyne, Stewart, Waterman, and Williams were each granted 3,113 shares of restricted stock on May 2, 2022 at a value of $64.56 per share. Messrs. Davis and Waterman were each granted an additional 1,396 shares of restricted stock on May 2, 2022 at a value of $64.56 per share as they elected to receive their annual director fee in the form of restricted stock. Mr. Alario was granted 1,000 shares of restricted stock on December 13, 2022 at a value of $65.92.

(3)	Mr. Day’s term on the Board expired April 26, 2022.

(4)	Mr. Pyne received $39,525 in payments for office rent and administrative support, pursuant to his retirement agreement.

30	KIRBY | 2023 PROXY STATEMENT

Director Outstanding Equity at December 31, 2022 and Grant Date Fair Value of Equity Awarded During 2022

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2022, as well as the grant date fair value of restricted stock awards and stock option grants made during 2022:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2022	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2022		GRANT DATE FAIR VALUE OF RESTRICTED STOCK AND STOCK OPTIONS AWARDED DURING 2022

Anne-Marie N. Ainsworth	—	—		$200,975

Richard J. Alario	1,000	12,000		266,895

Tanya S. Beder	—	—		200,975

Barry E. Davis	349	8,480		291,101

C. Sean Day(1)	—	12,000		—

Joseph H. Pyne(2)	—	21,396	(3)	200,975

Richard R. Stewart	—	12,000		200,975

William M. Waterman	349	12,000		291,101

Shawn D. Williams	—	—		200,975

(1)	Mr. Day’s term on the Board expired April 26, 2022.

(2)

Mr. Pyne also owned 2,649 unvested RSUs as of December 31, 2022 under the Company’s 2005 Employee Stock and Incentive Plan that were granted to him as an employee prior to his retirement on April 30, 2018.

(3)

Stock options held by Mr. Pyne are under the Company’s 2005 Employee Stock and Incentive Plan at December 31, 2022, all of which were exercisable. The stock options were granted to Mr. Pyne as an employee prior to his retirement on April 30, 2018.

KIRBY | 2023 PROXY STATEMENT	31

TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers, or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the ESG and Nominating Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Grzebinski is a member of the board of directors of American Bureau of Shipping (“ABS”), a not-for-profit that provides global classification services to the marine, offshore and gas industries. The Company paid ABS $1,346,000 in 2022 to perform audits and surveys of the Company’s vessels in the ordinary course of business.

Mr. Grzebinski is a member of the board of directors of UK Protection & Indemnity Association (“UK P&I”), a mutual marine protection and indemnity organization that provides protection and indemnity insurance for third party liabilities and expenses arising from vessel operations. The Company paid UK P&I $3,430,000 in premiums during 2022 for coverage in the 2022- 2023 policy period in the ordinary course of business.

Amy D. Husted, Vice President, General Counsel and Secretary of the Company, is a member of the board of directors of Signal Mutual Indemnity Association Ltd (“Signal”), a group self-insurance not-for-profit organization authorized by the U.S. Department of Labor as a longshore worker’s compensation insurance provider. The Company has been a member of Signal since it was established in 1986. The Company paid Signal $841,000 in 2022 in the ordinary course of business.

The husband of Ms. Husted is a partner in the law firm of Clark Hill PLC. The Company paid the law firm $1,035,000 in 2022 for legal services. However, Mr. Husted is not involved in representing the Company in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

The brother of Christian G. O’Neil, President of Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, San Jac Marine, LLC and Kirby Offshore Wind, LLC, is a partner in the law firm of W. Sean O’Neil Attorney at Law. The Company paid the law firm $135,000 in 2022 for legal services. Mr. Sean O’Neil does represent the Company in legal matters. However, Mr. Christian O’Neil is not involved in the engagement of Mr. Sean O’Neil. Further, Ms. Husted approves each engagement of the firm by the Company and the payment of fees billed by the firm.

No family relationship exists among the executive officers or among the executive officers and the directors.

32	KIRBY | 2023 PROXY STATEMENT

VOTING ITEM 2:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. KPMG served as the Company’s independent accounting firm for the fiscal year ending December 31, 2022 and has served in such capacity since 1992. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2023.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2023.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG would probably be continued for 2023 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2023 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2022	2021

Audit Fees	$1,943,500	$1,827,500

Tax Fees	35,000	37,500

All Other Fees	10,600	—
Total	$1,989,100	$1,865,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements, or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category included the review of the Company’s federal income tax returns.

All other fees are the aggregate fees billed for services other than “Audit Fees” or “Tax Fees.”

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

KIRBY | 2023 PROXY STATEMENT	33

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2022 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2022 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Tanya S. Beder

Barry E. Davis

34	KIRBY | 2023 PROXY STATEMENT

VOTING ITEM 3:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 34-51 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to help you understand the executive compensation practices and decisions made in 2022 relating to the named executive officers listed below. The supplemental CD&A should be read in conjunction with the compensation tables and related narrative of this Proxy Statement.

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2022 and their positions with the Company at the end of the year were:

•	David W. Grzebinski, President and Chief Executive Officer;

•	Raj Kumar, Executive Vice President and Chief Financial Officer;

•	Christian G. O’Neil, President of the Company’s principal marine transportation subsidiaries;

•	Amy D. Husted, Vice President, General Counsel and Secretary; and

•	Kim B. Clarke, Vice President and Chief Human Resources Officer.

Compensation for the Company’s named executive officers is provided primarily by three compensation elements:

(1)	annual base salary;

(2)	a capped annual incentive compensation (paid in cash) under the Company’s Annual Incentive Plan; and

(3)	long-term incentive compensation, including RSUs and cash performance awards.

KIRBY | 2023 PROXY STATEMENT	35

The capped long-term performance-based cash performance awards are subject to achievement of the objective performance measures.

Annual base salary is not variable once established for the year, but annual incentive compensation and long-term incentive compensation are variable in that they are based upon current year performance and longer-term performance, respectively. Additionally, certain retention awards comprised of a cash retention bonus and RSUs approved in 2021 by the Compensation Committee for Messrs. Grzebinski and O’Neil are subject to incentive and retention award agreements which are intended to properly incentivize and retain key executives through the unprecedented economic downturn due to the global COVID-19 pandemic and beyond.

The purpose of the Company’s compensation program is (1) to enable the Company to remain competitive by paying compensation competitive with similar companies and (2) to align annual incentives and long-term incentives with corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the executive compensation program are:

•	to attract and retain executives with competitive compensation opportunities;

•	to motivate consistent performance over time; and

•	to encourage performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through base salary);

•	the financial and operational success of the Company and the performance of the executive for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentives).

Company Performance

The Company’s overall performance in 2022 was favorably impacted by increased revenues and operating income in the marine transportation segment, primarily due to increased tank barge utilization and higher term and spot pricing, partially offset by the 2022 first quarter impact of the COVID-19 Omicron variant as increased cases of the virus among the Company’s mariners led to crewing and other operating challenges, and the 2022 fourth quarter impact of poor weather including record low water levels on the Mississippi River. The Company also benefited from increased revenues and operating income in the distribution and services segment as improved economic activity across the U.S. resulted in higher business levels in the power generation and on-highway business as well as increased oilfield activity. During 2022, ongoing supply chain issues negatively impacted the distribution and services segment. In 2022, the Company generated strong cash flow with EBITDA of $411 million. During 2022, the Company decreased its debt to capital ratio to 26.2%.

The following table summarizes a number of key Company financial measures for the last three years (in millions except for per share amounts):

	2022		2021		2020

Total assets	$5,555		$5,399		$5,924

Total revenues	$2,785		$2,247		$2,171

Net earnings (loss) attributable to Kirby	$122	(2)	$(247	)(3)	$(273	)(4)

EBITDA(1,5)	$411		$(35)		$(194)

Adjusted EBITDA(5)	$411		$306		$360

Earnings (loss) per share (diluted)(1)	$2.03	(2)	$(4.11	)(3)	$(4.55	)(4)

Adjusted earnings per share (diluted)(5)	$2.10		$0.56		$1.84

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

36	KIRBY | 2023 PROXY STATEMENT

(2)	Includes $0.06 per share related to severance expense and $0.01 per share related to a strategic alternatives review.

(3)

Includes $4.58 per share non-cash charges related to impairment of long-lived assets related to coastal marine transportation equipment and impairment of goodwill in the marine transportation segment. Also includes $0.09 per share deferred tax provision related to a change in Louisiana tax law.

(4)

Includes $7.24 per share non-cash charges related to inventory write-downs, impairment of long-lived assets, including intangible assets and property and equipment, and impairment of goodwill in the distribution and services segment. Also includes $0.85 per share tax benefit related to net operating losses generated in 2018 and 2019 used to offset taxable income generated between 2013 and 2017.

(5)

EBITDA, Adjusted EBITDA and Adjusted earnings per share are non-GAAP financial measures. There was no adjustment to EBITDA or earnings per share for 2022. Please refer to Appendix A and Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measures.

The Company’s total cumulative stockholder loss was 28% over the last three years primarily due to unprecedented market declines in 2020 as a result of the COVID-19 pandemic and the associated economic downturn. Notwithstanding these difficult market conditions, the Company remained intently focused on those items that were within its control. During the downturn, the Company initiated stringent cost controls, reduced capital expenditures, and generated strong free cash flow which was used to meaningfully reduce its debt levels and better position the Company for an expected recovery.

Incentive Plan Payouts

The 2022 named executive officers received annual incentive compensation plan payouts above target amounts because the Company’s results for 2022 on the key performance measures were above target. In addition, two of the named executive officers (Messrs. Grzebinski and O’Neil) received a cash performance award payment below their target amounts because results for the 2020-2022 performance period were below target amounts on a cumulative basis, which is consistent with the objectives of the Company’s compensation program to align pay with performance. Mr. Grzebinski earned 63.5% of the target value of $1,379,000, or $875,665, which was $503,335 below the target value. Mr. O’Neil earned 64.5% of the target value of $450,000, or $290,250, which was $159,750 below the target value. The other three named executive officers (Mr. Kumar and Mss. Husted and Clarke) were not previously granted cash performance awards for the 2020-2022 performance period.

Incentive and Retention Award Agreements

In January 2021, when reviewing compensation relating to past 2020 performance and for future 2021 performance, the Compensation Committee considered the fact that certain of its performance-based equity and cash compensation arrangements for its named executive officers were established either prior to or near the outset of the COVID-19 pandemic. The pandemic had a widespread impact on both the equity markets and economy generally, which, in turn, impacted the ability to achieve the performance-based targets that had been previously established without regard to individual contributions such as proactive leadership in maintaining continuity of the Company’s business operations during this time. The Committee also believes that retention of skills, familiarity with the Company, and leadership expertise of certain executive officers is critical to the continued success of the Company during the period of uncertainty and industry instability such as that associated with the COVID-19 pandemic. In addition, the Committee strongly believes that the continuity of leadership at the Chief Executive Officer (“CEO”) level is integral to the long-term success of the Company. Therefore, the Committee pays significant attention to creating long-term incentives in structuring compensation packages for the key employees with retention over the longer term being a consideration during a period of industry instability to enhance stockholder value over the medium and long term. In light of the foregoing, the Compensation Committee determined in February 2021 that it should enter into incentive and retention award agreements providing for a retention award comprised of a cash retention bonus and RSUs for Messrs. Grzebinski and O’Neil, in order to ensure that the Company would be able to properly incentivize them and ensure retention of their services through the expected resolution of the COVID-19 pandemic and its associated impacts and beyond. The Company had also entered into a similar incentive and retention award agreement with Joseph H. Reniers, who was then President of the Company’s principal distribution and services subsidiary, at the same time, but Mr. Reniers resigned from the Company in May 2022 and his agreement was terminated at that time. In connection with his resignation from the Company, Mr. Reniers entered into a Letter Agreement and Enhanced Transition Assistance Agreement which were filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on June 9, 2022.

The terms of the incentive and retention award agreements for each such named executive officer were substantially similar except with regard to the amount of the cash retention bonus and the number of RSUs included in the retention award. For Mr. Grzebinski, the total cash retention bonus amount was $1,250,000 and the total number of RSUs was 24,626. For Mr. O’Neil, the total cash retention bonus amount was $375,000 and the total number of RSUs was 9,850.

KIRBY | 2023 PROXY STATEMENT	37

The cash retention bonus amounts vest in three equal installments. The first and second installments vested on December 15, 2021 and December 15, 2022, respectively; the remaining installment will vest on December 15, 2023. The RSUs cliff vest on January 24, 2024. Unvested cash retention bonus payments and the RSUs will be forfeited by the executives if employment of the named executive officer is terminated for any reason prior to vesting, subject to proration in the case of death or disability. In the case of termination for cause, any previously vested and paid cash retention bonus payments shall be repaid to Company. The RSUs are subject to the Company’s clawback policy.

The foregoing summary of the terms of the incentive and retention award agreements is qualified in its entirety by reference to the copies of the agreements filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed February 26, 2021.

Chief Executive Officer Compensation

Mr. Grzebinski’s salary increased from an annual rate of $985,000 in 2021 to an annual rate of $1,034,250 in July 2022. He earned an annual incentive award for 2022 performance and received a cash payment pursuant to his cash performance award for the 2020-2022 performance period for an aggregate of $2,453,709 (an increase of 124% from 2021). In addition, he received RSUs with an aggregate grant date fair value of $2,250,259 (a decrease of 32% from 2021 due to the 24,626 RSUs granted as part of Mr. Grzebinski’s incentive and retention award in 2021). A total of 77% of his total direct compensation (annual incentive compensation payment, cash performance award payment, and RSUs) plus cash retention awards was at risk.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to:

•	annually review and approve goals and objectives relating to the compensation of the CEO, evaluate the CEO’s performance, and determine compensation of the CEO;

•	determine the compensation of other executive officers of the Company and the Company’s key management;

•	administer the Company’s equity-based compensation and incentive plans and grant equity compensation and other awards under the plans;

•

review and make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, any new incentive or equity-based compensation plans, or any other form of executive compensation;

•	approve financial and business measures and goals that are tied to the Company’s performance;

•	monitor risks arising from the Company’s compensation policies and practices;

•	review and reassess the adequacy of the Committee’s Charter annually;

•	conduct an annual performance evaluation of the Committee;

•	report regularly to the Board on its activities; and

•	retain a compensation consultant, legal counsel, or other advisors.

After the retirement of former director C. Sean Day on April 26, 2022, the Committee was composed of three members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in applicable SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the CEO in making its compensation decisions for executive officers other than the CEO. The Committee takes those recommendations into account when setting compensation for other executive officers since the CEO is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the CEO before the Committee sets his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2022.

38	KIRBY | 2023 PROXY STATEMENT

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, long-term incentive compensation, and projected payouts under the Company’s retirement plans, as applicable. The Committee also considered the marketplace analysis prepared by NFP Compensation Consulting (formerly Longnecker & Associates) (the “Consultant”), the compensation consulting firm retained by the Committee, in determining that its compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The peer group remained the same for 2022 with a cost-of-living adjustment of 3% applied to all executive compensation ranges. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the CEO (except as to his own compensation) and considerations of internal pay equity. The Committee has discretion to adjust formula-driven factors or provide additional incentive compensation based on executive retention considerations, or in recognition of specific achievements in extraordinary circumstances. The final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2022 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 95% of the votes cast. In response to the Company’s engagement efforts and stockholder feedback from prior years, the Committee made certain changes to the 2021 compensation program which also applied to the 2022 compensation program. The feedback included suggestions to make a portion of the incentive compensation plan subject to achieving ESG (environmental, social and governance) related objectives.

In 2022, long term incentive program compensation grants were in the form of RSUs (60%) and performance awards (40%) for Messrs. Grzebinski, Kumar, and O’Neil and 100% RSUs for Mss. Husted and Clarke. There were no stock options granted in 2022. Performance awards granted in 2022 are based on defined measures, EBITDA (50%) and return on total capital (50%). These performance measures were selected by the Committee to ensure focus on efficient and profitable operations, preservation of stockholder value, and to ensure the Company remains properly positioned to capitalize on opportunities for growth. The earnings per share component was removed from the calculation of performance awards. In addition, the 2021 Annual Incentive Plan (“AIP”) was modified in comparison to the 2020 AIP to add an operating performance and ESG component and the return on total capital component was removed. For 2022, AIP metrics were based on EBITDA (40%), earnings per share (“EPS”) (40%), and operating performance and ESG (20%). Pursuant to its discretion to interpret the AIP in order to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Compensation Committee used Adjusted EBITDA and Adjusted EPS in 2020 and 2021 to determine incentive compensation. For 2022 the AIP was calculated without an adjustment to EBITDA or EPS.

Role of Independent Compensation Consultant

For 2022, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

The Committee has discretion to adjust the composition of the peer Group and to set the threshold, target, and maximum performance metric to reflect the Company’s business lines and current circumstances.

At the Committee’s request, the Consultant addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. The Company paid the Consultant $67,500 during 2022. Based on its evaluation, the Committee concluded that there were no independence or conflicts of interest concerns related to the Consultant’s engagement with the Committee. The Consultant performed no services during 2022 for the Company or any of its affiliates other than for the Committee.

KIRBY | 2023 PROXY STATEMENT	39

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive employment market to avoid losing valuable employees.

Compensation information for a peer group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the peer group.

Compensation for the year was reviewed and established in January 2022 based on the market analysis study provided to the Committee by the Consultant for 2021 and adjusted by 3% for an anticipated cost-of-living increase. The Committee finalized its base salary recommendations for named executive officers in June 2022 after taking into consideration the continued impact of wage inflation and retention considerations. Overall, the named executive officers are aligned 6% above the median and 20% below the 75th percentile, in aggregate, for target total cash compensation. For total target direct compensation, in aggregate, the named executive officers are 11% above the median and 23% below the 75th percentile. Alignment varies by individual with named executive officers positioned both above and below the median for both target total cash and target direct compensation. For purposes of this study and this Compensation Discussion and Analysis, total cash compensation included base salary and annual incentive compensation, and total direct compensation included base salary, annual incentive compensation, and long-term incentive compensation.

Salary

The Committee targets base salaries for the named executive officers at approximately the median for comparable companies. Based on information provided by the Consultant and reviewed by the Committee in January 2022, salaries of Messrs. Grzebinski and Kumar and Ms. Husted were at or slightly below the median. Mr. O’Neil and Ms. Clarke were aligned slightly above the median but below the 75th percentile. In aggregate, the named executive officers were slightly above the median and below the 75th percentile for comparable positions with comparable companies.

Annual Incentive Compensation

The Company established a 2022 AIP which is administered by the Committee. The AIP addresses annual incentive compensation for all AIP participants, including the executive officers. A copy of the AIP was filed as Exhibit 10.11 with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. With regard to executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive compensation) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures set forth in the AIP.

Based on the market analysis provided to the Committee by the Consultant, the Committee determined that target total cash compensation, which includes base salary and target annual incentive compensation, for 2022, Messrs. Grzebinski and Kumar were positioned at or below the median for comparable companies, while Mr. O’Neil and Mss. Husted and Clarke were positioned above the median but below the 75th percentile in target total cash compensation.

40	KIRBY | 2023 PROXY STATEMENT

For 2022, AIP metrics were based on EBITDA (40%), EPS (40%), and operating performance and ESG (20%). EBITDA and EPS were based on the budget for the year and operating performance and ESG goals were based on targets for the year, each prepared by management and approved by the Board, which were the basis for determining the total amount to be paid out pursuant to the AIP. The Company’s 2022 operating performance and ESG metrics were developed to be aligned with the Company’s financial, operating, and strategic goals including its commitment to safety and sustainability. The Company’s 2022 operating performance and ESG metrics included vessel uptime, labor utilization, safety performance, growth in e-commerce, growth in ESG revenue, cost management and working capital management, as well as goals supporting customer satisfaction, employee engagement, inclusion, and diversity. Target annual incentive compensation was established for each participant in the AIP and a preliminary incentive compensation payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business units and by the Company as a whole. The aggregate amount of the Company bonus pool for the year was equal to the sum of the preliminary annual incentive compensation payment amounts as so determined for all participants. The preliminary incentive payment amount for each participant served as a guideline for the individual awards, but each individual bonus could be above or below that level. However, in no event would a bonus paid to any participant exceed 200% of the target bonus for that participant. There were no changes to the range of possible annual incentive and payment targets under the AIP in 2022.

EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements:

(1)	net earnings attributable to Kirby;

(2)	depreciation and amortization;

(3)	interest expense; and

(4)	provision for taxes on income.

Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings for 2022. Operating performance and ESG are based on the achievement of certain operating performance and ESG targets set for 2022.

In addition to the target payment established for each participant in the AIP, the Committee also established a range of possible annual incentive compensation payments, with no guaranteed payment unless a minimum percentage of the target performance is achieved, which ranged from 60% to 80% depending on the business unit, and a maximum possible award of 200% of the target amount if a maximum percentage of the target performance is achieved, which ranged from 120% to 140% depending on the business unit. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company and its subsidiaries, as a whole. Payments for the heads of the Company’s business units and for certain management level employees with responsibilities for more than one business unit are generally based partly on the performance of the relevant business units and partly on overall Company performance. Achievement of operating performance and ESG goals were based on the overall Company performance for all AIP participants.

For 2022, the target and actual amounts for the EBITDA and earnings per share performance measures for the Company were:

	TARGET	ACTUAL

EBITDA	$389 million	$411 million

Earnings per share	$1.74	$2.03

For 2022, the Committee set the individual target AIP payment for the named executive officers at the following percentages of base salary:

•	Mr. Grzebinski (100%);

•	Mr. Kumar (70%);

•	Mr. O’Neil (70%);

•	Ms. Husted (70%); and

•	Ms. Clarke (70%).

KIRBY | 2023 PROXY STATEMENT	41

The target percentages were set at levels which the Committee determined, based in part on analysis by the Consultant, to be commensurate with the responsibilities of the above named executive officers, consistent with the Company’s executive compensation philosophy, and internally equitable and competitive for executives with their qualifications and experience. Payouts under the AIP for 2022 for the named executive officers were:

•	$1,578,044 or 156.3% of the target amount for Mr. Grzebinski (employee of the parent Company);

•	$563,461 or 156.3% of the target amount for Mr. Kumar (employee of the parent Company);

•	$595,316 or 145.4% of the target amount for Mr. O’Neil, whose payout is based on a blend of overall Company performance and the performance of the Company’s marine transportation business;

•	$478,210 or 156.3% of the target amount for Ms. Husted (employee of the parent Company); and

•	$444,549 or 156.3% of the target amount for Ms. Clarke (employee of the parent Company).

The Committee awarded an amount equal to the preliminary annual incentive compensation payment calculated under the AIP, without adjustment, to each named executive officer for 2022 after determining that the performance of each of the officers met performance expectations for the year. The determination for the CEO was based on the performance evaluation of the CEO conducted by the Board, under the guidance of the ESG and Nominating Committee, on the extent of the Company’s achievement of its financial, operational, and strategic goals for 2022 and on the Board’s regular interaction with Mr. Grzebinski. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the CEO, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Company maintains a long-term incentive compensation program for selected senior executives and key employees that is administered by the Committee. Awards under the long-term incentive compensation program are made under the Company’s 2005 Stock and Incentive Plan which allows the grant of incentive stock options, non-incentive stock options, restricted stock, RSUs, performance shares, and performance awards payable in stock, cash, or a combination thereof.

Typically, the primary long-term incentive compensation for executive officers are in the form of restricted stock, RSUs, and cash performance awards.

Long-term incentive compensation ties a meaningful portion of total compensation to Company performance, as well as business group and individual performance. The Committee views restricted stock and RSU awards as key components of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the Company’s long-term performance. Cash performance awards are tied to the Company performance over a specified period of time and provide similar incentives to key employees. The Committee’s objective for long-term incentive compensation for executive officers is to generally fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar companies and positions. The actual value of awards realized will be based on the Company’s performance over a period of approximately three to five years. In 2022, target long-term incentive compensation for the named executive officers was above the median and below the 75th percentile for all named executive officers as compared to similar companies and positions.

The cash performance awards are based on the achievement of two equally weighted performance measures for the year, based on the budget for the year. The two performance measures were EBITDA and return on total capital cumulative performance over a three-year period from 2022 to 2024. The targets for 2022 were the same budgeted performance targets as those for the AIP, while the targets for 2023 and 2024 will be based on each respective year’s performance targets. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average total equity plus long-term debt for the year.

In 2022, the Committee granted 76,350 RSUs to the named executive officers as a group. Those numbers include RSUs granted under the long-term incentive compensation program discussed below. The RSUs vest in equal increments over five years with the exception of the RSUs granted to Messrs. Grzebinski and O’Neil under their respective incentive and retention award agreements described above, which cliff vest 100% after three years. The number of RSUs granted is based in part upon the fair market value of the Company’s common stock on the date of grant.

42	KIRBY | 2023 PROXY STATEMENT

Under the program, the elements of long-term incentive compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2022, the Committee determined that Messrs. Grzebinski, Kumar, and O’Neil would receive awards under the long-term incentive compensation program comprised of 60% RSUs and 40% cash performance awards, and Mss. Husted and Clarke would receive 100% in the form of RSUs.

The target values of the awards, broken down by component, were as follows:

NAME	RSUs	CASH PERFORMANCE AWARDS	TOTAL

David W. Grzebinski	$2,250,000	$1,500,000	$3,750,000

Raj Kumar	480,000	320,000	800,000

Christian G. O’Neil	900,000	600,000	1,500,000

Amy D. Husted	750,000	—	750,000

Kim B. Clarke	688,000	—	688,000

The cash performance awards are based on performance over a three-year period from 2022 to 2024, to be paid in 2025. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA and return on total capital established under the AIP, with the two factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures are achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards based on peer benchmarking provided by the Consultant to the Committee. Due to the lingering impact of the COVID-19 pandemic on the demand for the Company’s products and services in both the marine transportation and distribution and services segments as well as inflationary pressures and a possible recession, the realized or realizable pay may be significantly lower than these targets.

Chief Executive Officer

The base salary of the Company’s President and CEO, David W. Grzebinski, was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar companies, individual as well as Company performance and a general correlation with the compensation of other executive officers of the Company. The Committee set the base salary for Mr. Grzebinski at an annual rate of $1,034,250, effective July 1, 2022, an increase of 5.0% over his salary at the end of 2021 which took account into account the Consultant’s 2021 study, the anticipated 3% cost-of-living increase, and wage inflation. In setting Mr. Grzebinski’s compensation, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the CEO’s performance conducted by the Board under the guidance of its ESG and Nominating Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the CEO’s base salary or long-term incentive compensation awards. The $2,453,709 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $1,578,044 determined under the AIP described above and (2) a $875,665 payment earned by Mr. Grzebinski for the 2020-2022 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program based on the formula for the cash performance award established by the Committee when the award was granted at the beginning of 2020. Mr. Grzebinski earned 63.5% of the target value of $1,379,000, or $875,665, which was $503,335 below the target value, consistent with the objectives of the Company’s compensation program to align pay with performance.

KIRBY | 2023 PROXY STATEMENT	43

Retirement Plans

Prior to 2022, the Company maintained two primary retirement plans in which the named executive officers were eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. In January 2022, the Profit Sharing Plan funds and administration were transferred into the 401(k) Plan, but maintained as a separate source, and future contributions for the Profit Sharing Plan will be contributed by the Company to the 401(k) Plan on the same basis. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company matches employee contributions in an amount up to 3% of an employee’s base salary.

Mr. O’Neil and Ms. Husted are participants in one of the Company’s pension plans pursuant to the Company’s acquisition of Hollywood Marine in 1999. Effective December 31, 1999, the plan ceased to accrue additional benefits for former shore-side employees of Hollywood Marine. As of December 31, 2022, the present value of accumulated benefits was $9,389 for Mr. O’Neil and $21,456 for Ms. Husted. No other named executive officers were eligible to participate in the Company’s pension plans.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $305,000 per annum for 2022). In 2022, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 220 executive and management employees. Club memberships that are used for both business and personal purposes are provided to the CEO and divisional presidents and officers in sales where required for business. Perquisites could also include air travel that is considered personal income under Internal Revenue Service regulations for family members to attend business related and customer events. There was no air travel that qualified as personal use in 2022. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Change of Control/Severance Payments

The Company has entered into change of control agreements with Messrs. Grzebinski, Kumar, and O’Neil and Mss. Husted and Clarke. The terms of the change of control agreements for each such named executive officer were substantially similar except with regard to multiplier to be used in calculating the portion of the cash payment associated with annualized base salary, which is 2.99 in the case of Mr. Grzebinski and 2.0 for Messrs. Kumar and O’Neil and Mss. Husted and Clarke, and the non-solicitation and noncompetition covenant periods, which is 36 months for Mr. Grzebinski and 24 months for Messrs. Kumar and O’Neil and Mss. Husted and Clarke. In the event of termination of employment in a change of control period which begins on the date the Company enters into a definitive written agreement that would result in a change of control if the transactions contemplated therein were consummated and ends on the second anniversary of the change of control, the severance payments to the covered executive officer would be the sum of the annualized base salary times the applicable multiplier, twice the applicable target annual bonus, prorated Profit Sharing based on the prior year, and 24 months of COBRA premiums for the Company’s medical, dental, vision, and prescription drug plans. Further, the covered executive officer will become fully vested in any outstanding equity award the amount or vesting of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. The Compensation Committee recently took action to amend the Change in Control Agreements with Messrs. Grzebinski, Kumar and O’Neil to clarify that they will also become fully vested in any cash performance award the amount of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. Such payment and accelerated vesting are conditioned upon execution of a release and waiver of claims against the Company along with traditional confidentiality, non-solicitation, noncompetition and non-disparagement restrictive covenants. The vesting of each equity award outstanding as of the covered executive officer’s termination date that is not a performance-based equity award will be determined by the terms of the applicable equity incentive plan and award agreement. The foregoing summary of the terms of the change of control agreements is qualified by reference to the copies of the agreements filed as Exhibits 10.1, 10.2, 10.3, and 10.4 to the Company’s Current Report on Form 8-K filed May 20, 2022.1

1

The change of control agreement for Ms. Clarke was not filed with the Securities and Exchange Commission because it was not a material contract at the time of execution, but the terms are substantively similar to those which were filed.

44	KIRBY | 2023 PROXY STATEMENT

In connection with commencement of employment as previously reported in the Company’s Current Report on Form 8-K filed on October 4, 2021, Mr. Kumar was eligible to receive a cash payment equal to one year of his current base salary and the greater of the current year’s target bonus or actual bonus calculation in the event he were terminated within twenty-four months of his date of hire due to a change of control. His change of control agreement supersedes that arrangement.

Separate from the change of control agreements, the named executive officers are generally entitled to accelerated vesting of outstanding stock options, restricted stock, and RSUs upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding cash performance awards upon a change in control of the Company.

Additionally, in connection with her continued services through her retirement date of March 1, 2023, the Compensation Committee approved that Ms. Clarke was entitled to receive a cash payment equivalent to the value of her unvested RSUs, her 2022 contribution under the Profit Sharing Plan, a lump sum amount for premiums for the Company’s medical, dental, vision, and prescription drug plans of approximately $17,030, and her 2022 contribution under the Deferred Compensation Plan for Key Employees upon her retirement and execution of a separation agreement with the Company. She has executed the separation agreement with the Company which includes customary restrictive covenants including a noncompete, and in exchange received the lump sum cash payment of $1,580,285. The value of the 2022 contributions under the Profit Sharing Plan and the Deferred Compensation Plan for Key Employees has not yet been calculated. Effective upon Ms. Clarke’s retirement on March 1, 2023, Julie M. Kruger, Vice President of Human Resources, 42 years of age, was appointed as an executive officer with oversight of the Company’s human resources function.

Employment Agreements

The Company has no employment agreements with any of its executive officers but has entered into the previously described incentive and retention award agreements for Messrs. Grzebinski and O’Neil, the previously described change of control agreements for Messrs. Grzebinski, Kumar, and O’Neil and Mss. Husted and Clarke, and the previously described arrangement with Ms. Clarke regarding her services through her retirement date.

Benchmarking

The Committee used information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant was based in part on a peer group of companies. The companies in the peer group were selected by the Committee, based upon recommendations by the Consultant, because they were of a similar size to the Company in revenues and market capitalization, generated comparable returns on assets, equity and capital and had comparable primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of peer group proxy data and data from published compensation surveys.

The peer group companies used by the Consultant at the beginning of 2022 were:

DistributionNOW, Inc.	MRC Global Inc.

GATX Corporation	NOV Inc.

Genesis Energy, L.P.	Oceaneering International, Inc.

Hub Group, Inc.	Ryder System, Inc.

Kansas City Southern	Schneider National, Inc.

Knight-Swift Transportation Holdings, Inc.	Targa Resources Corp.

Matson, Inc.	Werner Enterprises, Inc.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

KIRBY | 2023 PROXY STATEMENT	45

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017. While the Committee takes tax deductibility into account, the Committee retains discretion to award compensation that it believes to be consistent with our executive compensation program, even if not tax deductible.

Clawback Policy

In October 2020, the Board adopted a clawback policy effective January 1, 2021, under which it will seek to recoup certain executive compensation in the event of a specified accounting restatement resulting in excess compensation paid to executive officers. Under the policy, if a financial statement error results in excess compensation during the three most recently completed fiscal years, the Company will attempt to recover such excess compensation by requiring cash reimbursement of compensation paid, seeking recovery of any gain realized on the vesting or exercise of equity awards, offsetting excess compensation against any other compensation owed, cancelling outstanding vested or unvested equity awards, or any other actions permitted by applicable law.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. RSUs approved to be granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted on a specified date shortly after the earnings release, in which case the later date is considered the date of grant. RSUs are based upon a specific compensation target for each grantee and are determined by dividing the compensation target by the fair market value of one share of the Company’s stock on the date of grant. Base salary increases approved by the Committee in its January meeting of each year generally become effective July 1 of that year.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the CEO is required to own common stock of the Company having a value equal to five times base salary. For executive vice presidents of the Company and presidents of the Company’s business units, the requirement is three times base salary. For vice presidents of the Company, the requirement is two times base salary. As of December 31, 2022, all named executive officers were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company directors and employees, including named executive officers, may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

46	KIRBY | 2023 PROXY STATEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. Alario, Davis, and Waterman. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2022, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Barry E. Davis, Chairman

Richard J. Alario

William M. Waterman

KIRBY | 2023 PROXY STATEMENT	47

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	RSU AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)	TOTAL COMPENSATION

David W. Grzebinski	2022	$1,009,625	$2,250,259	$—	$2,453,709	$454,579	$6,168,172

President and Chief Executive Officer	2021	967,500	3,318,486	—	1,096,590	516,556	5,899,132
	2020	950,000	1,378,951	689,529	1,164,828	94,836	4,278,144

Raj Kumar(4)	2022	515,000	480,077	—	563,461	18,133	1,576,671

Executive Vice President and Chief Financial Officer	2021	45,455	1,064,832	—	—	241,998	1,352,285
	2020	—	—	—	—	—	—

Christian G. O’Neil	2022	584,904	900,104	—	885,566	157,828	2,528,402

President — Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, San Jac Marine, LLC and Kirby Offshore Wind, LLC	2021	559,625	1,175,094	—	532,476	192,587	2,459,782
	2020	500,000	450,001	225,018	132,300	66,407	1,373,726

Amy D. Husted	2022	437,080	749,976	—	478,210	20,420	1,685,686

Vice President, General Counsel, and Secretary	2021	419,210	699,980	—	193,675	44,757	1,357,622
	2020	381,000	525,123	174,987	100,813	47,312	1,229,235

Kim B. Clarke	2022	406,315	688,329	—	444,549	24,791	1,563,984

Vice President and Chief Human Resources Officer	2021	389,702	657,850	—	180,043	46,558	1,274,153
	2020	355,939	493,608	164,448	94,182	43,304	1,151,481

(1)

The amounts included in the “RSU Awards” and “Option Awards” columns represent the grant date fair value related to RSUs and stock option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. The actual number of RSUs granted in 2022 is shown in the “Grants of Plan Based Awards During 2022” table.

(2)

Amounts include payments under the Company’s AIP and payments pursuant to cash performance awards. Both the AIP and the cash performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 34-45.

(3)

Amounts for 2022 include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 36; an automobile allowance, 401(k) Plan match and group life insurance for Messrs. Grzebinski, Kumar, and O’Neil and Mss. Husted and Clarke; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column was negative for 2022. The Company’s contributions for 2022 under the Profit Sharing Plan and Deferred Compensation Plan for Key Employees, and any discretionary contributions under the 401(k) Plan, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. Amounts for 2021 include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 36; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Mss. Husted and Clarke; 401(k) plan match and group life insurance for Messrs. Grzebinski and O’Neil and Mss. Husted and Clarke; a one-time payment to Mr. Kumar of $238,875 which takes into account the cash bonus payment for 2021 from his former employer that he forfeited when joining the Company, as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column was negative for 2021. For 2021, the Company’s contributions under the Profit Sharing Plan were $14,500 each to Messrs. Grzebinski and O’Neil and Mss. Husted and Clarke and $2,273 to Mr. Kumar. For 2021, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $54,200 to Mr. Grzebinski, $21,570 to Mr. O’Neil, $10,337 to Ms. Husted, and $7,976 to Ms. Clarke. For 2021, discretionary contributions under the 401(k) Plan were $3,840 to Mr. Grzebinski and $311 to Ms. Husted. Amounts for 2020 include 401(k) Plan match, group life insurance and an automobile allowance for Messrs. Grzebinski and O’Neil and Mss. Husted and Clarke; club memberships for Messrs. Grzebinski and O’Neil; and air travel on the previously owned Company plane that was considered personal income under Internal Revenue Service regulations for family members to attend customer events for Mr. O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted for 2020 was $3,134 and $5,726, respectively. For 2020, the Company’s contributions under the Profit Sharing Plan were $14,250 each to Messrs. Grzebinski and O’Neil and Mss. Husted. and Clarke. For 2020, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $53,200 to Mr. Grzebinski, $17,200 to Mr. O’Neil, $7,680 to Ms. Husted, and $5,675 to Ms. Clarke. For 2020, a discretionary contribution under the 401(k) plan was $3,728 to Mr. Grzebinski.

(4)	Mr. Kumar became an employee of the Company and was named Executive Vice President and Chief Financial Officer on November 29, 2021.

48	KIRBY | 2023 PROXY STATEMENT

Grants of Plan Based Awards During 2022

		ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	NUMBER OF RSU AWARDS(2)	FAIR VALUE OF RSU AWARDS(3)

David W. Grzebinski	01/24/22	$300,000	$1,500,000	$3,000,000

	01/28/22				34,100	$2,250,259

Raj Kumar	01/24/22	64,000	320,000	640,000

	01/28/22				7,275	480,077

Christian G. O’Neil	01/24/22	120,000	600,000	1,200,000

	01/28/22				13,640	900,104

Amy D. Husted	01/28/22				11,365	749,976

Kim B. Clarke	06/09/22				9,970	688,329

(1)

Amounts shown represent long-term cash performance awards made to the three of the five named executive officers in 2022 for the 2022-2024 performance period under the Company’s long-term incentive compensation program. The cash performance awards are based on a three-year performance period beginning January 1, 2022. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA and return on total capital established under the Company’s AIP. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2022, the first year of the performance period, the Company and its business groups achieved approximately 111% of the target payout based on the target performance measures (depending on the weighting for the different participants), but the actual payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2022 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on January 28, 2022 vest 20% on February 3rd of each year following the original grant date. The RSUs awarded to Ms. Clarke on June 9, 2022 vest 20% on June 9th of each year following the original grant date.

(3)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $65.99 per share on January 28, 2022 and a fair value of $69.04 on June 9, 2022.

KIRBY | 2023 PROXY STATEMENT	49

Outstanding Equity Awards at December 31, 2022

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF RSUs THAT HAVE NOT VESTED(2)	MARKET VALUE OF RSUs THAT HAVE NOT VESTED(3)

David W. Grzebinski	02/01/16	35,235	—	$51.23	02/01/23	—	$—
	02/06/17	26,634	—	68.50	02/06/24	—	—

	02/22/18	26,358	—	75.50	02/22/25	3,264	210,038

	02/01/19	29,451	—	73.93	02/01/26	7,142	459,588

	01/31/20	22,768	11,384	73.29	01/31/27	11,289	726,447

	01/29/21	—	—	—	—	57,226	3,682,493

	01/28/22	—	—	—	—	34,100	2,194,335

Raj Kumar	12/09/21	—	—	—	—	9,178	590,604

	01/28/22	—	—	—	—	7,275	468,146

Christian G. O’Neil	02/01/16	9,075	—	51.23	02/01/23	—	—
	05/02/16	15,500	—	64.89	05/02/25	—	—

	02/06/17	6,861	—	68.50	02/06/24	—	—

	02/22/18	10,698	—	75.50	02/22/25	1,325	85 264

	02/01/19	10,041	—	73.93	02/01/26	2 436	156,757

	01/31/20	7,430	3,715	73.29	01/31/27	3,684	237,065

	01/29/21	—	—	—	—	20,490	1,318,532

	01/28/22	—	—	—	—	13,640	877,734

Amy D. Husted	02/01/16	3,541	—	51.23	02/01/23	—	—
	02/06/17	6,456	—	68.50	02/06/24	—	—

	02/22/18	5,706	—	75.50	02/22/25	707	45,495

	02/01/19	10,413	—	73.93	02/01/26	2,526	162,548

	01/31/20	5,778	2,889	73.29	01/31/27	4,299	276,641

	01/29/21	—	—	—	—	11,032	709,909

	01/28/22	—	—	—	—	11,365	731,338

Kim B. Clarke	02/06/17	1,292	—	68.50	02/06/24	—	—

	02/22/18	3,804	—	75.50	02/22/25	707	45,495

	02/01/19	9,783	—	73.93	02/01/26	2,374	152,767

	01/31/20	5,430	2,715	73.29	01/31/27	4,041	260,038

	01/29/21	—	—	—	—	10,368	667,181

	06/09/22	—	—	—	—	9,970	641,570

(1)

Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates, except for the stock options granted to Mr. O’Neil on May 2, 2016 which became exercisable on May 2, 2021.

(2)

RSUs vest 20% on January 24th of each year following the original grant dates, except for: RSUs awarded on January 28, 2022 to Messrs. Grzebinski, Kumar, and O’Neil and Ms. Husted which vest 20% on February 3rd of each year following the original grant date; 24,626 RSUs awarded to Mr. Grzebinski and 9,850. RSUs awarded to Mr. O’Neil on January 29, 2021, pursuant to their respective incentive and retention award agreements, which cliff vest 100% on January 24, 2024; RSUs awarded to Mr. Kumar on December 9, 2021 which vest 50% on December 9, 2022 and 2023; and RSUs awarded to Ms. Clarke on June 9, 2022 which vest 20% on June 9th of each year following the original grant date.

(3)	The market value of the RSUs that had not vested as of December 31, 2022 is calculated using the closing price of the Company’s common stock on December 31, 2022, which was $64.35 per share.

50	KIRBY | 2023 PROXY STATEMENT

Option Exercises and Restricted Stock Units Vested During 2022

	OPTION AWARDS		RSU AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)

David W. Grzebinski	—	$—	21,960	$1,384,358

Raj Kumar	—	—	9,178	586,107

Christian G. O’Neil	—	—	7,259	457,607

Amy D. Husted	—	—	6,940	437,498

Kim B. Clarke	—	—	6,300	397,152

(1)	Based on the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE LOSS IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END

David W. Grzebinski	$—	$(136,579)	$703,967

Raj Kumar	—	—	—

Christian G. O’Neil	—	(19,282)	112,407

Amy D. Husted	—	(5,560)	38,042

Kim B. Clarke	—	(2,424)	21,080

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $305,000 for 2022). Contributions for 2022, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2021, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $54,200 to Mr. Grzebinski, $21,570 to Mr. O’Neil, $10,337 to Ms. Husted, and $7,976 to Ms. Clarke.

(2)

After the Company’s Profit Sharing Plan and administration were transferred into the Company’s 401(k) Plan in January 2022, the Deferred Compensation Plan for Key Employees was amended on April 1, 2022 to allow earnings (or losses) on deferred compensation for eligible employees under the Deferred Compensation Plan for Key Employees to be determined based on the eligible employees’ investment units or shares of the investment options made available by the administrator in the proportions selected by the employee in accordance with procedures established by the administrator.

KIRBY | 2023 PROXY STATEMENT	51

Equity Compensation Plan Information as of December 31, 2022

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)

Equity compensation plans approved by stockholders	396,165	$70.06	2,180,005

Equity compensation plans not approved by stockholders(1)	56,480	$86.19	374,751

Total	452,645	$72.07	2,554,756

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Termination or Change in Control

The Company’s 2005 Stock and Incentive Plan provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “Cause” or a termination by the employee with “Good reason.” “Good reason” is defined in the 2005 Stock and Incentive Plan as either (i) a material adverse change in duties and responsibilities; (ii) a material reduction in base salary or bonus opportunity; or (iii) relocation of the primary workplace by more than 35 miles, each as compared to that in effect immediately prior to the change in control. If a change in control and qualifying termination of employment were to have occurred on December 31, 2022, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the RSUs granted to the named executive officers would have also immediately vested. None of the named executive officers held unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2022. The value of the stock options and RSUs in the table below for each officer is based on the Company’s closing market price of $64.35 per share on December 31, 2022.

If a change in control were to have occurred on December 31, 2022, cash performance awards would have been considered earned for the proportionate part of the performance period prior to the change in control so that holders of the awards would have been entitled to receive the cash performance award based upon targets achieved at the time of the change in control.

Additionally, the Company has entered into the previously described change of control agreements with Messrs. Grzebinski, Kumar, and O’Neil and Mss. Husted and Clarke which provide for a payment in the event of termination of employment in a change of control period which begins on the date the Company enters into a definitive written agreement that would result in a change of control if the transactions contemplated therein were consummated and ends on the second anniversary of the change of control, which is equal to the sum of the annualized base salary times the applicable multiplier, twice the applicable target annual bonus, prorated Profit Sharing based on the prior year, and 24 months of COBRA premiums for the Company’s medical, dental, vision, and prescription drug plans. Further, the covered executive officer will become fully vested in any outstanding equity award the amount or vesting of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. Messrs. Grzebinski, Kumar and O’Neil will also become fully vested in any cash performance award the amount of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. Such payment and accelerated vesting are conditioned upon execution of a release and waiver of claims against the Company along with traditional confidentiality, non-solicitation, noncompetition and non-disparagement restrictive covenants.

52	KIRBY | 2023 PROXY STATEMENT

The Company is not aware of any arrangements that would result in a change in control of the Company at a subsequent date.

With the exception of Ms. Clarke, no named executive officer has an arrangement that would trigger a payment based upon termination not associated with a change of control. For Ms. Clarke, in connection with her continued services through her retirement date of March 1, 2023, the Compensation Committee approved a cash payment equivalent to the value of her unvested RSUs, her 2022 contribution under the Profit Sharing Plan, a lump sum amount for premiums for the Company’s medical, dental, vision, and prescription drug plans of approximately $17,030, and her 2022 contribution under the Deferred Compensation Plan for Key Employees upon her retirement and execution of a separation agreement with the Company. She has executed the separation agreement, which includes customary restrictive covenants including a noncompete, and in exchange received the lump sum cash payment of $1,580,285. The value of the 2022 contributions under the Profit Sharing Plan and the Deferred Compensation Plan for Key Employees has not yet been calculated.

The following table shows potential payments to the named executive officers in the event of termination of employment under their existing change of control agreements if a change in control had occurred on December 31, 2022:

	LUMP SUM CASH PAYMENT
NAME	ANNUALIZED BASE SALARY TIMES APPLICBLE MULTIPLIER(1)	TWICE APPLICABLE TARGET ANNUAL BONUS(2)	PRORATED PROFIT SHARING PLAN CONTRIBUTION BASED ON PRIOR YEAR(3)	PRORATED DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES CONTRIBUTION BASED ON PRIOR YEAR(4)	24 MONTHS COBRA PREMIUMS FOR MEDICAL, DENTAL AND VISION PLANS	RSU VESTING(5)	CASH PERFORMANCE AWARD(6)	TOTAL
David W. Grzebinski	$3,092,408	$2,068,500	$14,500	$54,200	$46,295	$7,272,901	$3,074,265	$15,623,069
Raj Kumar	1,060,000	742,000	2,273	—	15,536	1,058,750	351,360	3,229,919
Christian G. O’Neil	1,201,118	840,783	14,500	21,570	46,371	2,675,352	1,179,300	5,978,994
Amy D. Husted	895,482	626,837	14,500	10,337	46,371	1,925,931	—	3,519,458
Kim B. Clarke	832,450	582,715	14,500	7,976	46,295	1,767,051	—	3,250,987

(1)	Base salary at December 31, 2022 times 2.99 for Mr. Grzebinski and times 2.0 for Messrs. Kumar and O’Neil and Mss. Husted and Clarke.

(2)	Applicable target annual bonus of 100% for Mr. Grzebinski and 70% for Messrs. Kumar and O’Neil and Mss. Husted and Clarke, each times 2.0.

(3)	Reflects contributions for 2021 under the Profit Sharing Plan.

(4)	Reflects contributions for 2021 under the Deferred Compensation Plan for Key Employees.

(5)

Reflects the aggregate value of unvested RSUs (based on the closing stock price of $64.35 at December 31, 2022) that would have been converted to shares and have become fully vested: 113,021 RSUs for Mr. Grzebinski; 16,453 RSUs for Mr. Kumar; 41,575 RSUs for Mr. O’Neil; 29,929 RSUs for Ms. Husted and 27,460 RSUs for Ms. Clarke.

(6)

Reflects calculated payments for previously granted cash performance awards that would be accelerated under the executive’s change of control agreement, based on the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding December 31, 2022.

KIRBY | 2023 PROXY STATEMENT	53

BENEFICIAL OWNERSHIP OF

COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2023. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON MARCH 1, 2023
	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)	TOTAL	PERCENT OF COMMON STOCK(3)

DIRECTORS

Anne-Marie N. Ainsworth	22,370	—		—	22,370

Richard J. Alario	28,546	—		12,000	40,546

Tanya S. Beder	11,403	—		—	11,403

Barry E. Davis	27,965	10,000	(6)	8,480	46,445

Rocky B. Dewbre	2,079	—		765	2,844

Susan W. Dio	697	—		—	697

David W. Grzebinski(4)	87,006	—		116,595	203,601

Joseph H. Pyne	109,698	6,250	(7)	21,396	137,344

Richard R. Stewart	29,893	—		12,000	41,893

William M. Waterman	81,391	82,249	(8)	12,000	175,640

Shawn D. Williams	5,766	—		—	5,766

NAMED EXECUTIVES

Raj Kumar	5,966	—		—	5,966

Christian G. O’Neil	21,183	—		54,245	75,428

Amy D. Husted	17,572	200	(9)	31,242	49,014

Kim B. Clarke(5)	316	—		23,024	23,340

Directors and Executive Officers as a group (21 in number)	496,666	98,699		329,337	924,702	1.5%

(1)

Shares owned as of March 1, 2023 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes any shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2023.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Mr. Grzebinski is both a director and a named executive officer.

54	KIRBY | 2023 PROXY STATEMENT

(5)	Ms. Clarke retired on March 1, 2023.

(6)	Shares are held by a family limited partnership of which Mr. Davis is the general partner. Mr. Davis disclaims beneficial ownership of the partnership shares.

(7)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(8)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(9)	Shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of the shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS (1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,722,820	(2)	9.5%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,299,329	(3)	8.8%
Morgan Stanley 1585 Broadway New York, NY 10036	4,183,389	(4)	7.0%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104	3,410,183	(5)	5.7%

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2023.

(2)	Based on Schedule 13G/A, dated February 9, 2023, filed by The Vanguard Group with the SEC.

(3)	Based on Schedule 13G/A, dated January 25, 2023, filed by BlackRock, Inc. with the SEC.

(4)	Based on Schedule 13G/A, dated February 9, 2023, filed by Morgan Stanley with the SEC.

(5)	Based on Schedule 13G, dated February 10, 2023, filed by Neuberger Berman Group LLC with the SEC.

KIRBY | 2023 PROXY STATEMENT	55

CEO PAY RATIO
As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.
For 2022, our last completed fiscal year, the median of the a nn
ual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO and other than as explained below) was $87,508, and the annual total compensation of our CEO was $6,168,172.
Based on this information, for 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 70:1.
To determine the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO), we identified our total employee population as of December 31, 2022, which consisted of approximately 5,100 employees excluding a de minimis number of
non-U.S.
employees.
To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2022. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2022. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.
PAY VERSUS PERFORMANCE
As discussed in the CD&A above, the Compensation Committee has designed the Company’s executive compensation program to align a substantial portion of total compensation to motivating consistent performance over time in achievement of the Company’s strategic, operational, and financial objectives that result in increased profitability and stockholder returns. The following table sets forth additional compensation information for its named executive officers (“NEOs”), calculated in accordance with SEC regulations, for 2022, 2021 and 2020.

					Value of Initial Fixed $100 Investment Based On:
							(In thousands)
Year	Summary Compensation Table Total For CEO (1)	Compensation Actually Paid to CEO (2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs (4)	Average Compensation Actually Paid to Non-CEO NEOs (2)(4)(5)	Total Stockholder Return	Peer Group Total Stockholder Return (6)	Net Income (Loss)	Adjusted EBITDA (7)

2022	$6,168,172	$6,691,078	$1,838,686	$1,957,037	$71.88	$127.96	$122,761	$410,536

2021	5,899,132	6,887,446	1,833,167	2,183,344	66.37	155.22	(246,771)	306,116

2020	4,278,144	1,175,076	1,402,759	(70,165)	57.89	116.52	(271,592)	359,629

(1)
The dollar amounts reported are the amounts of total compensation reported for the Company’s CEO, Mr. Grzebinski, in the Summary Compensation Table for 2022, 2021 and 2020. Mr. Grzebinski served as CEO for each of the years presented.

(2)
The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to the Company’s CEO or other NEOs during the applicable year, as they also include (i) the year-end value of equity awards granted during the reported year and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year.

(3)
To calculate Compensation Actually Paid to the Company’s CEO, the grant date fair value of the equity awards to the Company’s CEO, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year, were deducted from the CEO’s “Total” compensation as reported in the Summary Compensation Table, and the following equity award adjustments were added to or deducted from (as applicable) the balance: 2022 - $2,773,165, 2021 - $4,306,800, and 2020 - $(1,034,588). The equity award adjustments represent the year-over-year change in the fair value of equity awards to the Company’s CEO.

(4)
For 2020, Mr. William Harvey, former Executive Vice President and Chief Financial Officer, Mr. Reniers, Mr. O’Neil and Ms. Husted are included as non-CEO NEOs. For 2021, Messrs. Kumar, O’Neil, Harvey, and Reniers and Ms. Husted are included as non-CEO NEOs. For 2022, Messrs. Kumar and O’Neil and Mss. Husted and Clarke are included as non-CEO NEOs.

56	KIRBY | 2023 PROXY STATEMENT

(5)
To calculate Average Compensation Actually Paid to the Company’s non-CEO NEOs, the average of the grant date fair value of the equity awards to the Company’s NEOs (other than the CEO), as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year, were deducted from the average of the “Total” compensation of the Company’s non-CEO NEOs as reported in the Summary Compensation Table, and the following equity award adjustments were added to or deducted from (as applicable) the balance: 2022 - $822,973, 2021 - $1,332,309, and 2020 - $(761,423). The equity award adjustments represent the average of the year-over-year change in the fair value of equity awards to the Company’s NEOs (other than the CEO).

(6)
Reflects cumulative total shareholder return of the Dow Jones US Transportation Average index (“DJTA”), as of December 31, 2022. The DJTA is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The DJTA has been selected by the Company as its peer group based on its inclusion in that index. The DJTA is a price-weighted average of twenty transportation stocks traded in the United States. The index includes railroads, airlines, trucking, marine transportation, delivery services, and logistics companies. While the Company believes the index is useful for providing insight into the state of the U.S. economy, the index does not include the Company’s primary competitors in the marine transportation segment who are largely private companies. In addition, the Company derived 42% of its revenues in 2022 from its distribution and services segment whose operations are not typical of other members of the index. Therefore, stock performance of the DJTA may not correlate to the Company’s stock performance due to the inherent variations in operations between those of the Company and the other members of the index.

(7)
Adjusted EBITDA for 2020 excludes $553.3 million related to impairment of long-lived assets, impairment of goodwill, and inventory write-downs. Pursuant to its authority to interpret the AIP guidelines to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants, as the Compensation Committee determined that those exclusions were appropriate given the Compensation Committee’s opinion that the impairments and other charges were primarily due to the impact of the COVID-19 pandemic. The Committee also took into account the effects of the Company to protect its employees and continue operations despite the challenges of the COVID-19 pandemic, with minimal disruptions, including by moving many of its shoreside employees to remote operations. Adjusted EBITDA for 2021 excludes $340.7 million related to impairment of long-lived assets and impairment of goodwill. For 2021, the Compensation Committee determined that this exclusion was appropriate given the Compensation Committee’s opinion that the impairment was primarily due to the impact of the strategic decision to sell the Hawaii assets and retire wire assets, which will benefit the Company long-term. For compensation payout purposes, no adjustments were made to return on total capital, EBITDA, or earnings per share for 2022. Please refer to Appendix B for a reconciliation to the most directly comparable GAAP financial measures.

The following table identifies the three most important financial performance measures used by the Company’s Compensation Committee to link the “compensation actually paid” to the Company’s CEO and other NEOs in 2022, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measures on NEO compensation is discussed in the Compensation Discussion and Analysis section beginning on page 34.

Financial Performance Measures
EBITDA
Return on Total Capital
Earnings per Share

KIRBY | 2023 PROXY STATEMENT	57

The following charts reflect that the Compensation Actually Paid over the three-year period ended December 31, 2022 aligns to trends in the Company’s TSR, net income (loss) and adjusted EBITDA results over the same period.

58	KIRBY | 2023 PROXY STATEMENT

Increases in the fair value of the Company’s stock, payments to Messrs. Grzebinski, O’Neil, and Reniers under their respective incentive and retention award agreements entered into in early 2021, and payments to Mr. Kumar in connection with commencement of his employment with the Company primarily contributed to increases in compensation actually paid for both the CEO and the Non-CEO NEOs in 2021 and 2022 when compared to 2020.

KIRBY | 2023 PROXY STATEMENT	59

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

60	KIRBY | 2023 PROXY STATEMENT

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Under SEC regulations, stockholder proposals must be received by the Company at its principal executive offices no later than November 18, 2023 to be included in the Company’s proxy statement and form of proxy for the 2024 Annual Meeting of Stockholders. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 days, or January 26, 2024, nor more than 120 days, or December 27, 2023, prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class III directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2023, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on any other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The solicitation of proxies is made by the Company on behalf of its Board of Directors and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $11,500, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2023 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2023, the Company had approximately 60,015,000 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting via attendance or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2023 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

KIRBY | 2023 PROXY STATEMENT	61

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2023

This Proxy Statement and the Company’s 2022 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxydocs.com/KEX and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of four Class I directors

Proposal 2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2023

Proposal 3	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2023 and “FOR” approval of our executive compensation.

BY ORDER OF THE BOARD OF DIRECTORS

Amy D. Husted

Vice President, General Counsel and Secretary

March 10, 2023

Houston, Texas

KIRBY | 2023 PROXY STATEMENT	A- 1

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2022

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and net income	$192.9	$165.0	$122.3	$2.03

One-time items:

Severance expense	4.8	4.8	3.7	0.06

Strategic alternatives review	0.9	0.9	0.6	0.01

Operating income and earnings, excluding one-time items(1)	$198.6	$170.7	$126.6	$2.10

	FULL YEAR 2021

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating loss and net loss	$(258.1)	$(290.6)	$(247.0)	$(4.11)

One-time items:

Impairments and other charges	340.7	340.7	275.0	4.58

Louisiana tax law change	—	—	5.7	0.09

Operating income and earnings, excluding one-time items(1)	$82.6	$50.1	$33.7	$0.56

	FULL YEAR 2020

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating loss and net loss	$(420.8)	$(461.4)	$(272.5)	$(4.55)

One-time items:

Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	—	(50.8)	(0.85)

Impairments and other charges	561.3	561.3	433.3	7.24

Operating income and earnings, excluding one-time items(1)	$140.5	$99.9	$110.0	$1.84

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. These non-GAAP financial measures are not calculations based on GAAP and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

KIRBY | 2023 PROXY STATEMENT	B- 1

APPENDIX B

Reconciliation of GAAP Net Earnings (Loss) Attributable to Kirby to Non-GAAP EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	2022	2021	2020

Net earnings (loss) attributable to Kirby	$122.3	$(247.0)	$(272.5)

Interest expense	44.6	42.5	48.7

Provision (benefit) for taxes on income	42.2	(43.8)	(189.8)

Depreciation and amortization	201.4	213.7	219.9

EBITDA, Non-GAAP(1)	$410.5	$(34.6)	$(193.7)

Impairment of goodwill	—	219.0	388.0

Impairment of long-lived assets	—	121.7	165.3

Adjusted EBITDA, Non-GAAP(1)	$410.5	$306.1	$359.6

(1)

Kirby reports its financial results in accordance with GAAP. However, Kirby believes that the non-GAAP financial measures of EBITDA and Adjusted EBITDA are useful in managing Kirby’s businesses and evaluating Kirby’s performance. EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, and depreciation and amortization, and adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets and impairment of goodwill, are used because of their wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of long-lived assets, and impairment of goodwill). EBITDA is one of the performance measures used in calculating 2022 performance compensation pursuant to the AIP. Adjusted EBITDA is one of the performance measures used in calculating performance compensation pursuant to the AIP for 2021 and 2020. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 713-435-1000 www.kirbycorp.com

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/KEX ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote
PHONE Call 1-866-430-8285 ● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions
MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided
IN PERSON ● Please bring your ballot if you intend to vote at the meeting

Kirby Corporation
Annual Meeting of Stockholders

For Stockholders of record as of March 1, 2023

TIME:	Tuesday, April 25, 2023 10:00 AM, Local Time
PLACE:	55 Waugh Drive, Suite 1100
Houston, TX 77007

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, Raj Kumar, Ronald A. Dragg, and Amy D. Husted, and each or either of them (“Named Proxies”), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kirby Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Kirby Corporation

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of four Class I Directors
		FOR	AGAINST	ABSTAIN
	1.01 Richard J. Alario				FOR

	1.02 Susan W. Dio				FOR

	1.03 David W. Grzebinski				FOR

	1.04 Richard R. Stewart				FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2023				FOR

3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers				FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date